Exhibit 10.1

Execution Version

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the

issued share capital of

Eaton Towers Holdings Limited

Dated                          30         May 2019

THE PERSONS LISTED IN SCHEDULE 1

and

ATC HESTON B.V.

and

AMERICAN TOWER INTERNATIONAL, INC.

Contents

Clause		Page

1.	Interpretation	1
2.	Sale and Purchase of the Shares	30
3.	Consideration	31
4.	Leakage	36
5.	Local Agreements	37
6.	Conditions Precedent	38
7.	Pre-Completion Covenants	52
8.	Completion	62
9.	Sellers’ Warranties and Undertakings	64
10.	Purchaser’s and Guarantor’s Warranties	65
11.	Restraints	67
12.	Confidential Information	69
13.	Announcements	71
14.	Guarantee by the Guarantor	72
15.	Sellers’ Representative	74
16.	Sellers’ Liability	76
17.	Variation and Waiver	76
18.	Further Assurance	77
19.	Assignment	77
20.	Costs and Expenses	77
21.	Interest	77
22.	Entire Agreement	78
23.	Invalidity	78
24.	Rights of Third Parties	78
25.	Notices	79
26.	Counterparts	81
27.	Governing Law, Jurisdiction and Service of Process	81
Schedule 1 Ownership of the Sellers’ Shares		91
Schedule 2 Information about the Company and each Group Company		95
Schedule 3 Completion Arrangements		100
Schedule 4 Sellers’ Warranties		93
Schedule 5 Limitations on Liability		97
Schedule 6 List of Required Permits (as of the date hereof)		117
Schedule 7 Surviving Provisions		122
Schedule 8		125
Form of Estimated Interim Amount		125

THIS AGREEMENT is made on 30 May 2019

BETWEEN

THE PERSONS whose names and addresses are set out in Schedule 1 (collectively the “Sellers” and severally a “Seller”);

ATC HESTON B.V., a private company with limited liability, with corporate seat in Amsterdam, the Netherlands, and address at De Ruijterkade 6, Het Ruyterhuis, (1013 AA) Amsterdam, the Netherlands, and registered in the Dutch Trade Register of the Chamber of Commerce under number 74728369 (the “Purchaser”); and

AMERICAN TOWER INTERNATIONAL, INC., a company incorporated in the State of Delaware, United States of America, whose registered office is at 1209 Orange Street, Wilmington, County of New Castle (the “Guarantor”),

(each a “Party” and together the “Parties”).

BACKGROUND

(A)	Eaton Towers Holdings Limited (the “Company”) is a limited company registered in Jersey under number 108727. Further particulars of the Company are set out in Part A of Schedule 2.

(B)	The Sellers are, at the date of this Agreement and as of immediately prior to Completion, entitled to sell (or procure the sale of) the entire issued share capital of the Company.

(C)	The Sellers wish to sell (or procure the sale of) and the Purchaser wishes to purchase all of the Shares on and subject to the terms and conditions of this Agreement.

(D)

The Guarantor has entered into this Agreement solely for the purpose of guaranteeing certain obligations of the Purchaser under this Agreement, on the terms and subject to the conditions set forth herein.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement:

“Acquired Site”

means any operational site containing passive infrastructure for telecommunication services that is acquired, or its management or operation is taken over, by a Group Company after 31 December 2018 and on or prior to the Completion Date;

“Affiliate”

means in relation to a person, each and any subsidiary or holding company of that person and each and any subsidiary of a holding company of that person, provided that in relation to the Sellers, such term shall not include (i) any Group Company, (ii) the portfolio companies of any Seller or any of their respective Affiliates, or any subsidiaries of such portfolio companies, and (iii) any person who controls or is under common control with a Seller that is an investment fund or that holds Shares on behalf of such a fund;

“Affiliate Agreement”

means (i) the shareholders’ agreement relating to the Company dated 31 March 2015 between, among others, the Company and the Sellers and any amendments thereto, (ii) the subscription and investment agreement relating to the Company dated 31 March 2015 between, among others, the Company and the Sellers, (iii) the subscription and investment agreement entered into on 7 February 2013 and as amended and restated on 30 October 2013 between, amongst others, the Company, CIPEF ETW (Jersey) Limited and the Managers (as defined therein), and (iv) any agreement between a Group Company and any participant in any MIP, other than agreements relating to employment relationships and the payment of compensation and benefits in the ordinary course;

“Agreed Rate”	means 3 percent above US$ LIBOR from time to time;

“Airtel Tower Transaction”	means the purchase by one or several Group Companies of approximately 112 towers from Airtel in the Relevant Jurisdictions in a single transaction or series of related transactions;

“Analyst Presentation”	means the analyst presentation dated 15 January 2018 in folder 15.2 of the Data Room;

“Anchor Tenant”	means a Tier 1 Customer or a Tier 2 Customer that has ordered the construction of a BTS Site by a Group Company under a BTS Agreement;

“Annualized New Run Rate Revenue”	means the sum of (without duplication):

(a)

the annualized revenues for each Eligible Tier 1 Colocation and each Eligible Tier 2 Colocation, which shall be calculated as the product of (1) the monthly recurring revenue from each such Eligible Tier 1 Colocation and each such Eligible Tier 2 Colocation based on the contractual rates, fees and other charges in effect on the Determination Date, multiplied by (2) 12;

(b)

the annualized revenues for Incremental Loadings, which shall be calculated, for each Incremental Loading, as the product of (1) the monthly recurring revenue for the Incremental Loading at the relevant site based on the contractual rates, fees and other charges in effect on the Determination Date multiplied by (2) 12; and

(c)

the annualized revenues from each Anchor Tenant on each Eligible BTS Site and the annualized monthly contractual rates, fees and other charges that will become payable by each Anchor Tenant on each WIP Site and RFI Site upon the expiration of the applicable period during which such rates, fees or other charges are waived by the Group, which shall be calculated as the product of (1) in the case of Eligible BTS Sites, the monthly recurring revenue from each Anchor Tenant on such Eligible BTS Site and in the case of WIP Sites and RFI Sites, the monthly contracted revenue from each Anchor Tenant on the relevant WIP Site and RFI Site, in each case, based on the contractual rates, fees and other charges that will become payable upon the expiration of the applicable period during which such rates, fees or other charges are waived by the Group, multiplied by (2) 12.

For the purposes of this calculation, (A) monthly recurring revenue shall exclude (i) non-cash items (including any non-cash portion of revenue related to straight-line accounting of contractual escalations)), (ii) non-recurring revenue items (including back-billing), (iii) installation revenues, (iv) revenue from Acquired Sites (other than revenue from new Colocations thereon entered into after the acquisition of the applicable Acquired Site) and (v) revenue in respect of sites for which service orders have been received but have not yet become WIP Sites or RFI Sites, (B) monthly recurring revenue shall include (without duplication of any of the foregoing excluded items) (i) recurring pass-through energy revenues, and (ii) recurring rental payments that would have been received by a Group Company but for that Group Company having granted the Anchor Tenant up to a six-month rental payment reprieve during which time rental payments were not due, provided that such reprieve period commenced after 31 December 2018 and prior to the Determination Date, and (C) revenues from rewards or additional revenues upon achieving targets or other criteria shall be included (i) in respect of Eligible BTS Sites where targets or other criteria for achieving rewards or additional revenues have been achieved during the period from 1 January 2019 to the Determination

Date (inclusive), the annualized monthly average of the rewards or additional revenues for the period (which, for the avoidance of doubt, shall be from 1 January 2019 to the Determination Date) during which the targets or other criteria have been achieved, and (ii) in respect of RFI Sites and WIP Sites where no invoice has been issued due to their impending or recent completion but such sites are otherwise eligible to receive rewards or additional revenues based on achieving targets or other criteria, 75% of such annualized rewards or additional revenues for such RFI Sites and WIP Sites, determined based on the 2018 monthly average of such rewards or additional revenues received by the Group in the Relevant Jurisdiction.

For the purposes of this definition, “monthly recurring revenues” means revenues that are of the type that are expected to be recurring on a monthly or quarterly basis, and that are not generated solely in or specific to a particular month or months or quarter or quarters, as applicable;

“Annualized New Run Rate Revenue Threshold”	means US$19 million;

“applicable law”

means any law (including common law or other binding law), statute, regulation, code, ordinance, rule, judgment, order, decree or directive or any determination by or requirement of a Governmental Authority or interpretation or administration of any of the foregoing by a Governmental Authority;

“Base Amount”	has the meaning given in Clause 3.1;

“BTS Agreement”

means any agreement between a Group Company, on the one hand, and an Anchor Tenant, on the other hand, related to the construction of one or more BTS Sites for such Anchor Tenant, including master or framework agreements for such construction and any Master Lease Agreement that covers such construction;

“BTS Site”

means any site containing passive infrastructure for telecommunication services that is built to the specifications of, or to meet the demands of, an Anchor Tenant, and that is built using specifications that are materially consistent with the relevant Group Company’s previous building practices in the Relevant Jurisdiction, including in-building solutions;

“Budget”	means the Group’s budget for the financial year ended 31 December 2019 in the agreed form;

“Business Day”

means any day (other than a Saturday, Sunday or a public holiday) on which banks are open in London, England, Amsterdam, The Netherlands and New York, United States of America for a full range of business;

“Colocation”	means any contract or other arrangement with a customer to install antennae or other transmission devices or equipment at a site owned or operated by a Group Company;

“Communications Authority Condition”	has the meaning given in Clause 6.1(b);

“Companies Act”	means the UK Companies Act 2006;

“Company”	has the meaning given in the recitals;

“Competing Entity”	has the meaning given in Clause 11.3(b);

“Completion”	means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date”	has the meaning given in Clause 8.1;

“Conditions”	has the meaning given in Clause 6.1(b);

“Consideration”	has the meaning given in Clause 3.1;

“Consolidated New Revenue Run Rate”	means the Annualized New Run Rate Revenue adjusted as follows:

(a) RFI Sites included in the determination will be limited to an aggregate of 30 RFI Sites;

(b)

monthly recurring revenues shall exclude (i) the amount of any full or partial non-payment by Tier 1 Customers or Tier 2 Customers owed on the Determination Date (other than any non-payment that is no more than 90 days from the relevant due date), (ii) all contracted or recorded revenues from Lycamobile, (iii) all contracted or recorded revenues for (x) all WIP Sites and (y) any RFI Sites in excess of the 30 eligible RFI Sites referenced in clause (a) above, and (iv) any foreign exchange changes between 31 December 2018 and the Determination Date, and for purposes of the determination the foreign exchange rate shall be fixed as the closing LCY/US$ spot rates of exchange of each applicable LCY (as applicable) as published by Bloomberg on 31 December 2018 and all applicable items will be converted into US$ at such rate, as necessary;

(c)

monthly recurring revenues shall include revenues between 1 January 2019 and the Determination Date (inclusive) from contractual price or rate escalations in Group Companies’ contracts with customers, but only with respect to contracts from which Group Companies recognised revenues as at the Locked Box Date (which revenues the Parties acknowledge are US$245 million on a run-rate basis) and only to the extent of escalations actually implemented between 1 January 2019 and the Determination Date (inclusive), provided that (i) the impact of such escalations on the portion of prices or rates attributable to energy shall be excluded, and (ii) the base amount for the calculation of the escalator shall be in US$ determined in accordance with sub-Clause (b)(iv) of this definition; and

(d)

monthly recurring revenues shall include (without duplication of any of the foregoing excluded items) actual and/or notified (in writing) impacts of (i) any churn and tenant discounts and/or most-favoured nation discounts with respect to contracts from which Group Companies recognised revenues as at the Locked Box Date (which revenues the Parties acknowledge are US$245 million on a run-rate basis), and (ii) tenant discounts and/or most-favoured nation discounts with respect to (x) Eligible Tier 1 Colocations and Eligible Tier 2 Colocations, (y) Eligible BTS Sites, and (z) RFI Sites (subject to the limit on RFI Sites in sub-Clause (a) of this definition), in each case between 1 January 2019 and the Determination Date (inclusive).

For the purposes of this definition, “monthly recurring revenues” means revenues that are of the type that are expected to be recurring on a monthly or quarterly basis, and that are not generated solely in or specific to a particular month or months or quarter or quarters, as applicable;

“Consolidated New Revenue Run Rate Additional Threshold”	means USD 29 million;

“Consolidated New Revenue Run Rate Initial Threshold”	means USD 25 million;

“Conversion Rate”

means, for the purpose of calculating the US$ equivalent of any revenue item incurred in LCY, the average daily closing LCY/US$ spot rates of exchange of such LCY (as applicable) as published by Bloomberg during the period starting on the date of this Agreement and ending on the Determination Date;

“Customer Statements”

means the statements that may be made to customers of (a) the Purchaser and any Related Person, or (b) the Sellers, the Group Companies and any Related Person, in each case in relation to the transactions contemplated by this Agreement, each in the agreed form;

“Cut-Off Date”	has the meaning given in Clause 4.3;

“Data Room”	has the meaning given in the Warranty Deed;

“Determination Date”

means the earlier of (i) the Completion Date (if occurring on the last day of a calendar month, or if not occurring on the last day of a calendar month, then the last day of the calendar month preceding the Completion Date) and (ii) 31 October 2019;

“Disclosed”

means any fact, matter, event, circumstance or information which is disclosed with sufficient details to enable a reasonable buyer to identify the nature and scope of the matter disclosed in or under the Disclosure Letter, the Transaction Documents, the Data Room, the Analyst Presentation or the Prospectus;

“Disclosing Party”	has the meaning given in Clause 12.1(a);

“Disclosure Letter”

means the letter delivered by or on behalf of the Warrantors (as defined in the Warranty Deed) to the Purchaser, dated the date of this Agreement, with respect to certain matters disclosed in respect of the Warranty Deed and attached hereto as an Exhibit;

“Disputed Items”	has the meaning given in Clause 3.7;

“Draft Interim Amount Statement”	has the meaning given in Clause 3.6;

“Eaton Towers Egypt Condition”	has the meaning given in Clause 6.1(e);

“EBT Loan”

means the non-interest bearing loan extended by the Company to the Eaton Towers Holdings Limited Employee Benefit Trust, which is due in the principal amount of about USD 5.34 million on the date hereof;

“Eligible BTS Site”

means any BTS Site not in place or operational as at 31 December 2018 (i) for which all permits required for each Relevant Jurisdiction for the construction or operation of such BTS Site (as set out for each Relevant Jurisdiction in Schedule 6, together with such other permits not listed on such Schedule which are required by a change in applicable law that takes effect following the date hereof) have been obtained, (ii) for which a Group Company has executed a ground lease based on the Relevant Jurisdiction’s then-current market terms, (iii) for which construction has been completed such that a ready for installation notice has been issued to the applicable customer and accepted (or deemed accepted pursuant to the applicable customer agreement) by such customer (other than any installation of the relevant customer’s antennae or other transmission devices or equipment), and (iv) in respect of which a Group Company has, after 31 December 2018, received payment (or, in the event of a rental reprieve described below, recorded revenue), in each case from an Anchor Tenant in accordance with the terms and conditions of the underlying BTS Site agreement, provided that a Group Company may have granted the Anchor Tenant up to a six-month rental payment reprieve during which time rental payments are not due as long as such reprieve period commences after 31 December 2018 and prior to the Determination Date, and:

(a)

if such BTS Site is being ordered through an existing BTS Agreement or Master Lease Agreement, the rates for the use of such site by the applicable Anchor Tenant are no less than 95% of the rates then in effect for such Anchor Tenant in the Relevant Jurisdiction in which the BTS Site is located;

	(b)	the terms for the use of such site by the Anchor Tenant comply with the following parameters:

(1)  a minimum ten-year term, except if the termination of the use of such site by the Anchor Tenant, together with all other terminations of the use of sites owned by the Group by the customer in the Relevant Jurisdiction where the BTS Site is located, does not exceed 1% per annum of total Group-owned sites in use by Anchor Tenant in the Relevant Jurisdiction;

(2) if the rates are denominated in LCY, then the rate escalations (other than the portion of rates allocable to electricity, diesel or other energy sources) are no less than the increase in Consumer

Price Index in the Relevant Jurisdiction in which the BTS Site is located, except if the rate escalations are in fixed amounts, then the fixed amount is no less than 75% of the rolling 12 month average of the Consumer Price Index increases in the applicable Relevant Jurisdiction at the relevant time;

(3)

if the rates are denominated in US$, then the rate escalations (other than the portion of rates allocable to electricity, diesel or other energy sources) are no less than 75% of the rolling 12-month average of the US Consumer Price Index increase at the relevant time;

		(4)	the portion of the fees allocable to electricity, diesel or other energy sources shall be based on prices therefor paid by the applicable Group Company from time to time; and

		(5)	the initial non-energy monthly rate shall be within a 5% range of the monthly non-energy rates currently being paid by other Tier 1 Customers or Tier 2 Customers in the Relevant Jurisdiction; or

	(c)	the BTS Site is being ordered pursuant to an RFP initiated by the Anchor Tenant;

“Eligible Tier 1 Colocation”	means any Colocation with a Tier 1 Customer:

(a)

for which a Group Company has begun receiving (or, in the event of a rental reprieve described below, recording) revenue in respect of such Colocation from a Tier 1 Customer after 31 December 2018 (including on a Site owned or operated by a Group Company at 31 December 2018 or on an Acquired Site) in accordance with the terms and conditions of the underlying Colocation agreement, provided that a Group Company may have granted the Tier 1 Customer up to a three month rental payment reprieve (or, if any member of the Purchaser’s Group grants the applicable Tier 1 Customer a rental payment reprieve of more than three months in the Relevant Jurisdiction, then a payment reprieve of up to that same period extended by the member of the Purchaser’s Group to such customer in such Relevant Jurisdiction) during which time rental payments are not due so long as such reprieve period commences after 31 December 2018 and prior to the Determination Date;

(b)

for which the relevant Group Company has performed structural analysis prior to installing antennae or other transmission devices or equipment (or updating, reconfiguration or adjustment of previously-installed antennae or other transmission devices or equipment) and has performed all required strengthening work in connection with the proposed installation (or updating, reconfiguration or adjustment of a previous installation); and

(c)	either:

(1)

(A)

if such Colocation is pursuant to an existing Master Lease Agreement, the rates for such Colocation payable by the applicable Tier 1 Customer are no less than 95% of the rates then in effect for such Tier 1 Customer in the Relevant Jurisdiction in which the Colocation is located; or

	(B)	if such Colocation is not pursuant to an existing Master Lease Agreement, the terms for such Colocation by the applicable Tier 1 Customer comply with the following parameters:

(I) a minimum ten-year term, except if the termination of the use of such Colocation by the customer, together with all other terminations of the use of sites owned by the Group by the customer in the Relevant Jurisdiction in which the Colocation is located, does not exceed 1% per annum of total Group-owned sites in use by such Tier 1 Customer in the Relevant Jurisdiction;

(II)  if the rates are denominated in LCY, then the rate escalations (other than the portion of rates allocable to electricity, diesel or other energy sources) are no less than the increase in Consumer Price Index in the Relevant Jurisdiction in which the

Colocation is located, except if the rate escalations are in fixed amounts, then the fixed amount is no less than 75% of the rolling 12 month average of the Consumer Price Index increases in the applicable Relevant Jurisdiction;

(III)

if the rates are denominated in US$, then the rate escalations (other than the portion of rates allocable to electricity, diesel or other energy sources) are no less than 75% of the rolling 12-month average of the US Consumer Price Index increase at the relevant time;

			(IV)	the portion of the fees allocable to electricity, diesel or other energy sources shall be based on prices therefor paid by the applicable Group Company from time to time; and

			(V)	the initial non-energy monthly rate shall be within a 5% range of the monthly non-energy rates currently being paid by other Tier 1 Customers in the Relevant Jurisdiction; or

		(2)	the terms of which comply with the terms of an RFP initiated by the Tier 1 Customer;

“Eligible Tier 2 Colocation”	means any Colocation with a Tier 2 Customer:

(a)

for which a Group Company has begun receiving (or, in the event of a rental reprieve described below, recording) revenue in respect of such Colocation from a Tier 2 Customer after 31 December 2018 (including on a Site owned or operated by a Group Company at 31 December 2018 or on an Acquired Site) in accordance with the terms and conditions of the underlying Colocation agreement, provided that a Group Company may have granted the Tier 2 Customer up to a three month rental payment reprieve (or, if any member of the Purchaser’s Group grants the applicable Tier 2 Customer a rental payment reprieve of more than three months in the Relevant Jurisdiction, then a payment reprieve of up to that same period extended by the member of the Purchaser’s Group to such customer in such Relevant Jurisdiction) during which time rental payments are not due so long as such reprieve period commences after 31 December 2018 and prior to the Determination Date;

(b)

for which the relevant Group Company has performed structural analysis prior to installing antennae or other transmission devices or equipment (or updating, reconfiguration or adjustment of previously-installed antennae or other transmission devices or equipment) and has performed all required strengthening work in connection with the proposed installation (or updating, reconfiguration or adjustment of a previous installation); and

	(c)	either:

(1)

(A)

if such Colocation is pursuant to an existing Master Lease Agreement, the rates for such Colocation by the applicable Tier 2 Customer are no less than 95% of the rates then in effect for such Tier 2 Customer in the Relevant Jurisdiction in which the Colocation is located in accordance with such Master Lease Agreement; or

(B)

if such Colocation is not pursuant to an existing Master Lease Agreement, such Colocation has a minimum five-year term, except if the termination of the use of such Colocation by the customer, together with all other terminations of the use of sites owned by the Group by the customer in the Relevant Jurisdiction in which the Colocation is located, does not exceed 1% per annum of total Group-owned sites in use by such Tier 2 Customer in the Relevant Jurisdiction; or

(2) the terms of which comply with the terms of an RFP initiated by the Tier 2 Customer;

“Employee”

means an individual who has entered into or works under a contract of employment with any Group Company and also includes any director or other officer of any Group Company whether or not he has entered into or works or worked under a contract of employment with any Group Company;

“Encumbrance”

means any claim, charge (fixed or floating), mortgage, security, pledge, lien, encumbrance, option, equity, power of sale, hypothecation, trust, right of set off or other third party right or interest (legal or equitable), including any reservation or retention of title, right of pre-emption, right of first refusal, easement, assignment by way of security or any other security interest of any kind, howsoever created or arising or any other agreement, arrangement or obligation (including a sale and repurchase agreement) to create any of the foregoing or having a similar effect;

“Escrow Agent”	means such internationally recognised bank or other financial institution designated jointly by the Sellers’ Representative and the Purchaser as escrow agent under the Escrow Agreement;

“Escrow Agreement”

means the escrow agreement to be entered into on or prior to the Completion Date among the Sellers’ Representative, the Purchaser and the Escrow Agent for the purposes of the Interim Amount Escrow Account and the Relevant Claim Escrow Account, with such terms and conditions as are customary for such an agreement and as are acceptable to the parties, each acting reasonably;

“Escrow Interim Amount”	has the meaning given in paragraph 1.3(a) of Schedule 3;

“Estimated Interim Amount”	has the meaning given in Clause 3.5(a);

“Existing Facilities”	means:

(a) the bank facility between Eaton Towers Kenya Limited and Standard Chartered Bank entered into on 22 September 2015 and amended and restated on 6 July 2018;

(b) the bank facility between Eaton Towers Burkina Faso SA, BNP Paribas Fortis SA/NV and Societe Generale entered into on 22 October 2015 and amended on 24 May 2018;

(c)

the bank facility between Eaton Towers Niger SA, Société de Promotion et de Participation pour la Coopération Economique and Banque Atlantique Niger SA entered into on 4 August 2016 and amended on 11 April 2018; and

(d) the bank facility between Eaton Towers Limited and Standard Bank of South Africa Limited entered into on

25 April 2019;

“Existing Indebtedness”

means all outstanding and unpaid amounts of Indebtedness owing as at the Completion Date (in principal, interest and any other sums) due by the Group Companies pursuant to, or in connection with, the Existing Facilities (including (and without duplication), all breakage costs due in connection with the voluntary or mandatory prepayment of the Existing Facilities at or promptly following Completion) as determined in accordance with the terms of the Existing Facilities;

“Extended Longstop Date”	has the meaning given in Clause 6.10;

“Final Interim Amount”	has the meaning given in Clause 3.8;

“Final Interim Amount Statement”	has the meaning given in Clause 3.8;

“Governmental Authority”

means any supra-national, national, state, municipal or local government (including any sub-division, court, judicial, administrative agency, commission or other authority or body thereof), recognised investment exchange or private body exercising any regulatory, taxing, importing or quasi-governmental authority in any jurisdiction;

“Group”	means the Company and those of its Subsidiaries listed in Schedule 2 and “Group Company” means all or any one of them;

“Guarantor”	has the meaning given in the preamble;

“Guarantor Warranty”	has the meaning given in Clause 10.1;

“ICC”	has the meaning given in Clause 27.2;

“IFRS”	means the International Financial Reporting Standards;

means:

“Incremental Loading”	(a)

the additional loading capacity or ground space rented on, or additional energy loading charges applicable, following 31 December 2018 (or the updating, reconfiguration or adjustment of equipment installed prior to 31 December 2018) with respect to a Group Company tower which has resulted in additional loading capacity, ground space being rented or additional energy loading charges following 31 December 2018 and on or prior to the Determination Date to or by a Tier 1 Customer or a Tier 2 Customer;

and

(b)

without duplication of any amounts taken into account in the determination of the Annualized New Revenue Run Rate, the additional recurring revenues recognised on or after 1 January 2019 and on or prior to the Determination Date (inclusive) attributable to billing errors by a Group Company in respect of items that had not been properly invoiced by a Group Company prior to 31 December 2018 or in respect of items which a Group Company had undercharged the applicable customer as a result of a billing error;

“Indebtedness”

means, without duplication and determined on a consolidated basis (a) the outstanding borrowings of each member of the Group for the payment or repayment of money to the relevant counterparty in each case including any unpaid accrued interest thereon and including any costs, fees or penalties for the early redemption or repayment of such borrowings, in each case as at Completion, (b) any reimbursement or repayment obligations of each member of the Group evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of each member of the Group issued or assumed as the deferred purchase price of assets or securities, (d) the net obligations of members of the Group under interest rate, currency or commodity derivatives or hedging transactions or similar arrangements (valued at the termination value thereof), (e) all letters of credit or performance bonds issued for the account of each member of the Group, only to the extent drawn upon, (f) all guarantees and keepwell arrangements of each member of the Group of any Indebtedness of any other Person other than a member of the Group, (g) all financial or capital lease obligations of each member of the Group for real or personal property required under IFRS as of the Locked Box Date to be capitalised on the books and records of such person and (h) all shareholder loans, but excluding all intra-Group balances;

“Independent Accountant”	has the meaning given in Clause 3.9;

“Interest Amount”

means (a) an amount of interest calculated on the Base Amount if the Completion Date occurs after the Target Completion Date at an annual percentage rate of six percent (6%) for the period between the Target Completion Date (inclusive) and the Completion Date (exclusive); or (b) if the Purchaser exercises its right pursuant to the last sentence of Clause 8.1 to defer the Completion Date, the “Interest Amount” shall be an amount of interest calculated on the Base Amount at an annual rate of seventeen percent (17%) for the period between the date on which the last of the Conditions is satisfied or waived in accordance with Clause 6.9 (inclusive) and the Completion Date (exclusive); in each case, such interest shall be determined pro rata temporis on the basis of a year of 365 days;

“Interim Amount”	means:

(a)

if the Consolidated New Revenue Run Rate is greater than the Consolidated New Revenue Run Rate Initial Threshold and lower than or equal to the Consolidated New Revenue Run Rate Additional Threshold, the product of (x) the amount in excess of the Consolidated New Revenue Run Rate Initial Threshold, multiplied by (y) 3;

(b)

if the Consolidated New Revenue Run Rate is greater than the Consolidated New Revenue Run Rate Additional Threshold, the sum of (i) the amount determined pursuant to clause (a) above, plus (ii) the product of (x) the amount by which the Consolidated New Revenue Run Rate is greater than the Consolidated New Revenue Run Rate Additional Threshold, multiplied by (y) 6 (such amount determined pursuant to clause (a) or (b) above, a “Positive Interim Amount”); or

(c)

if the Annualized New Run Rate Revenue (converted into US$ at the Conversion Rate, as necessary) is lower than the Annualized New Run Rate Revenue Threshold, the product of (x) such amount lower than the Annualized New Run Rate Revenue Threshold, multiplied by (y) 6 (a “Negative Interim Amount”).

If all of the Conditions have been satisfied or waived in accordance with Clause 6 prior to 31 October 2019, and Completion takes place prior to 31 October 2019 or is deferred by the Purchaser to a date after 31 October 2019 in accordance with the last sentence of Clause 8.1, and the Interim Amount is a negative number (being a Negative Interim Amount), the Interim Amount shall be deemed to be equal to zero (US$0).

For the avoidance of doubt, (i) in the event of a Positive Interim Amount, the Interim Amount shall be a positive number, (ii) in the event of a Negative Interim Amount, the Interim Amount shall be a negative number and (iii) in the event that there is no Positive Interim Amount or Negative Interim Amount, the Interim Amount shall be equal to zero ($0) USD. Furthermore, in the event of a Negative Interim Amount the Sellers shall have the option to elect, by written notice delivered by the Sellers’ Representative on their behalf to the Purchaser at the time of the delivery of the Estimated Interim Amount, to have the calculation of any Positive Interim Amount provided in accordance with the terms of this Agreement, and if the Sellers do not make such election in connection with the delivery of the Estimated Interim Amount, than there will be no Positive Interim Amount determined hereunder.

“Interim Amount Escrow Account”

means the escrow account maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement for the purposes of administering payment of the Escrow Interim Amount, if any, as set out in Clause 3.12;

“LCY”

means, in each Relevant Jurisdiction, the legal currency in such jurisdiction, being the West African CFA Franc in Burkina Faso, the Ghanaian Cedi in Ghana, the Kenyan Shilling in Kenya, the West African CFA Franc in Niger, the Ugandan Shilling in Uganda and the Pound Sterling in the United Kingdom;

“Leakage”	means without duplication:

(a)

any dividend or distribution of profits or assets, any payments in lieu of any dividend or distribution, or any repurchase, redemption or return of share or loan capital in each case declared, paid or made by a Group Company (other than to another Group Company), whether actual or deemed;

(b)

any payments made (including gifts, bonuses, loan and interest repayments, management, monitoring, service or directors’ fees, charges or other compensation or fees), or agreed to be made by a Group Company, to (or assets transferred or surrendered to or liabilities assumed, indemnified, guaranteed, secured or incurred for the benefit of or other benefits granted to) any Seller or Related Person of any Seller or any Other Shareholder or Related Person of any Other Shareholder, other than in connection with (i) their status as an Employee and (ii) to any lender or other providers of credit under the Existing Facilities;

(c)

any payments made or agreed to be made by a Group Company to any person other than a Group Company, in respect of any share capital or other equity securities of a Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

(d)

the waiver, discount or release by a Group Company of any amount or obligation owed to it or that will in the future be owed to it by any Seller or Related Person of any Seller or any Other Shareholder or Related Person of any Other Shareholder;

	(e)	the creation of any Encumbrance over the assets of any Group Company in favour of any Seller or any Other Shareholder or Related Person of any Seller or Other Shareholder;

(f)

the payment of any fees, expenses and other amounts payable to service providers, consultants or advisers, including lawyers and brokers, or any filing fees, in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(g)

any bonus payment, termination payment or other emolument by a Group Company paid to any Employee in connection with the transactions contemplated by this Agreement or any other Transaction Document (including pursuant to the MIP Cash Plan) and any payment of overtime to any Employee (and payments to interim staff members or consultants employed or engaged in connection with the transactions contemplated by this Agreement) and reimbursement of Employees’ cancelled vacation, to the extent incurred in connection with the transactions contemplated by this Agreement; and

	(h)	any agreement or arrangement made or entered into by a Group Company with respect to any of the foregoing matters,

in each case together with any Tax or amounts in respect of Tax (excluding amounts in respect of VAT that are recoverable, but including amounts in respect of VAT that are irrecoverable or employer’s social security contributions) arising in respect of any of the foregoing for which any Group Company is liable or liable to account, provided that Leakage shall not, in any event, include any Permitted Leakage;

“Listing Obligation”

means any obligation or requirement under applicable law of a Relevant Jurisdiction to admit to listing on the stock exchange of, or offer to the public in, a Relevant Jurisdiction, any shares or other equity securities;

“Local Agreements”	means the agreements relating to the share capital of each of Eaton Towers Ghana (M) Limited, Eaton Towers Uganda

Limited and Eaton Towers Niger S.A., respectively, each in the agreed form;

“Local Shareholder Requirement”

means any obligation or requirement under the applicable laws of a Relevant Jurisdiction requiring a Group Company to have more than a nominal amount (or such other terms as otherwise agreed in writing by the Parties) of its share capital be owned by any person other than the Purchaser or any of the Purchaser’s Affiliates;

“Locked Box Accounts”

means the audited consolidated financial statements of the Company for the year ended on the Locked Box Date, comprising the balance sheet, the profit and loss accounts, the statement of cash flows and the notes to the accounts;

“Locked Box Date”	means 31 December 2018;

“Longstop Date”	means 31 December 2019;

“Losses”

means any damages, fines, penalties, liabilities, claims, losses, actions, demands, costs and out-of-pocket expenses (including fees and expenses of attorneys), excluding any (a) punitive or (b) special loss, indirect or consequential loss or any direct or indirect loss of profit, loss of goodwill or possible business, except, in the case of this clause (b), to the extent such Losses are a reasonably foreseeable result of the event that gave rise thereto or the matter for which recovery is sought hereunder, regardless of the form of action through which such Losses are sought, and except in the case of the foregoing clauses (a) and (b), to the extent any such Losses are finally determined to be payable as part of a Third Party Claim for which the indemnitee is entitled to indemnification under this Agreement;

“Master Lease Agreement”	means a master lease agreement under which a member of the Group has agreed to make space available on a site(s) for use by the relevant customer for a designated period of time;

“Material Adverse Effect”

means any adverse fact, change, development, event or circumstance which is or is reasonably likely to become materially adverse to the business, financial condition, assets, liabilities or operations of the business of the Group, taken as a whole, or the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not include the effect of any adverse fact, change, development, event or circumstance to the extent it results from or arises out of, alone or in combination:

(a)

general economic or political conditions (including results of elections) or securities, credit, financial or other capital markets conditions, or currencies, interest or exchange rates, in each case in Ghana, Kenya, Burkina Faso, Niger, Uganda or the United Kingdom;

(b)	changes or conditions generally affecting the industries, businesses, geographical areas or segments thereof in which the Group operates;

(c)	any change in applicable law after the date of this Agreement (or generally accepted interpretation, enforcement or application of applicable law);

(d)	any change in applicable IFRS after the date of this Agreement (or authoritative interpretation, enforcement or application of IFRS);

(e)	the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, in each case arising as a result of the identity of the Purchaser;

(f)

anything expressly contemplated in this Agreement or any other Transaction Document, including anything that is or would be taken into account in any adjustment to the Consideration or anything for which the Purchaser gave its prior written consent;

(g)

any industrial action or strike or any acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such industrial action, strike, acts of war, armed hostilities, sabotage or terrorism threatened or underway in any jurisdiction in which the Group operations as of the date of this Agreement;

(h)	earthquakes, hurricanes, floods, or other natural disasters; and

(i)

any failure, in and of itself, by the Company, any Group Company or the business of the Group to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, provided that in the case of sub-Clauses (a), (b), (c), (d), (g) and (h) only to the extent such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Group, taken as a whole, relative to other similarly-situated companies in the industry in which the Group operates;

“Merger Control Condition”	has the meaning given in Clause 6.1(a);

“MIPs”

means the plans of the Company pursuant to which points have been awarded, and/or B Ordinary Shares, C Ordinary Shares, D Ordinary Shares and/or Deferred Shares (each as referenced on Part A of Schedule 2 hereto) in the capital of the Company have been issued, to current and former employees of Group Companies (including, for the avoidance of doubt, the MIP Cash Plan pursuant to which points were awarded);

“MIP Cash Plan”

means any plan of the Company pursuant to which cash awards or payments will be made to current and former employees of Group Companies, including in connection with the transaction contemplated by this Agreement;

“MTN”

means Mobile Telephone Networks (Netherlands) B.V. a company incorporated in The Netherlands (registered no. 52017508), whose registered office is at Fred. Roeskestraat 123, 1076EE Amsterdam, The Netherlands;

“MTN Agreements”

means, together, (i) that certain Shareholders’ Deed, dated 8 December 2011, relating to Uganda Tower InterCo B.V. and ATC Uganda Limited, among MTN and the other parties thereto and (ii) that certain Shareholders’ Deed, dated 3 May 2011, relating to Ghana Tower InterCo B.V. and ATC Tower (Ghana) Limited, among MTN and the other parties thereto;

“Notice of Disagreement”	has the meaning given in Clause 3.7;

“Notified Leakage”	has the meaning given in Clause 3.5(b);

“Other Shareholders”	means each holder of Other Shares (including, for the avoidance of doubt, each participant in the MIPs);

“Other Shares”

means all of the issued shares in the capital of the Company other than the Sellers’ Shares, which comprise (a) 11,925,524 A Ordinary Shares and (b) the number of B Ordinary Shares, C Ordinary Shares, D Ordinary Shares and Deferred Shares in each case in the capital of the Company, set out in paragraph 7 of Part A of Schedule 2, taken together;

“Permitted Leakage”	means (without duplication):

(a) any payment in respect of any directors’ fees payable to the non-executive directors of any Group Company up to an aggregate amount of US$100,000 per annum;

(b)

the payment of an accrued and unpaid advisory fee to CIPEF ETW (Jersey) Limited for calendar year 2019 and, in the event of an Extended Longstop Date, calendar year 2020, up to $250,000 per calendar quarter and subject to an aggregate amount of US$1,000,000 per annum;

(c)	(i) any payments pursuant to the Existing Facilities and (ii) the write-off, cancellation, termination or other non-cash settlement of the EBT Loan;

(d)

any Leakage to the extent reimbursed to any Group Company by or on behalf of any Seller or Related Person of any Seller or Other Shareholder or Related Person of any Other Shareholder without any cost to any Group Company;

(e)

any disposition, dividend or distribution of shares and other securities of Eaton Towers Egypt Limited to the extent necessary or appropriate to satisfy the Eaton Towers Egypt Condition, but excluding the costs, expenses, penalties or Taxes incurred in connection therewith;

(f)	any payment made or matter undertaken at the written request or with the written consent of the Purchaser which payment or matter would have otherwise constituted Leakage;

(g)

the payment of any fees, expenses and other amounts payable to consultants or advisers in connection with the transactions contemplated by this Agreement, including all fees, expenses and payables related to the preparation of the VDD Reports and related services (including to Donnelly Financial Solutions in connection with the construction and hosting of the Data Room) and the preparation of the Locked Box Accounts, up to an aggregate amount of US$3.25 million;

(h)

the payment of fifty percent (50%) of all filing fees incurred in relation to any application, notification, submission or merger clearance or similar filing required to be made in any jurisdiction in connection with the Merger Control Condition and the Communication Authority Condition;

(i)

any payment made or proposed to be made in connection with the termination of employment (including in respect of restrictive covenants) by a Group Company of those individuals listed in schedule 2 to the Disclosure Letter, up to US$6.7 million in the aggregate;

(j)

any provision of services by any Employee to a Seller or their Related Persons or Other Shareholder or their Related Persons in connection with the transactions contemplated by this Agreement, in each case where no incremental compensation is received for the provision of such services;

(k)

the payment of any stamp duty or similar Taxes in connection with the capitalisation of intra-group debt owed by Goodison One Hundred Twenty Limited to Eaton Towers Limited as outlined in the steps paper set out in annex A to the Disclosure Letter, up to KES25,534,843.10 in the aggregate;

(l)

the payment of any stamp duty or similar Taxes in connection with the capitalisation of intra-group debt owed by Eaton Towers Uganda Limited to Eaton Towers Limited following the refinancing and repayment of a local bank facility, up to UGX1,844,301,077 in the aggregate; and

(m)

the payment of any stamp duty or similar Taxes in connection with the capitalisation of intra-group debt owed by Eaton Towers Ghana Limited to Eaton Towers Limited following the refinancing and repayment of a local bank facility, up to GHS2,191,023.75 in the aggregate, in each case together with any Tax or amounts in respect of Tax (including, where applicable, amounts in respect of VAT and employer’s social security contributions) arising in respect of any of the foregoing for which any Group Company is liable or liable to account, provided that it is hereby acknowledged that all dollar limitations set forth in the foregoing clauses of the definition of “Permitted Leakage” shall be inclusive of any such Tax and such sums in respect of VAT and any employer’s social security contributions;

“Pro Rata Percentage”

means, on any given date, with respect to any Seller or Other Shareholder, such Seller’s or Other Shareholder’s pro rata percentage of any amounts to be distributed or paid to such person under this Agreement or any other Transaction

Document, in each case as determined in good faith by the Sellers’ Representative (on behalf of the Sellers) based on the entitlement of such Seller’s Seller Shares and such Other Shareholder’s Other Shares pursuant to the Company’s articles of association; provided, that at all times the Pro Rata Percentage of all Sellers and Other Shareholders shall equal one hundred percent (100%). The Pro Rata Percentage of each Seller and Other Shareholder as of Completion and each relevant date thereafter shall be maintained by the Sellers’ Representative (on behalf of the Sellers); provided further, that it is acknowledged and agreed that neither the Purchaser, the Guarantor nor any of their Affiliates (including, following the Completion, the Company and each other member of the Group) shall have any liability or responsibility in connection with or arising out of the calculation of the Pro Rata Percentage of any Seller or Other Shareholder;

“Prospectus”	means the draft prospectus of Eaton Towers Group plc dated 7 June 2018 in folder 15.1 of the Data Room;

“Purchaser”	has the meaning given in the preamble;

“Purchaser Warranty”	has the meaning given in Clause 10.1;

“Purchaser’s Group”	means the Purchaser and each of its Affiliates and includes from and after Completion each Group Company;

“Related Person”

means, in relation to any person, any other person who is connected to that person (as determined in accordance with sections 1122 and 1123 of the UK Corporation Tax Act 2010 as at the date of this Agreement), provided that the term shall (a) exclude any Group Company and (b) in relation to CIPEF ETW (Jersey) Limited, means Capital International Private Equity Fund VI, LP, CIPE ETW Coinvestment Fund LP and CGPE VI, LP, and successor entities (including funds) of each of them, and any of their subsidiaries;

“Relevant Claim”	means any claim by the Purchaser under this Agreement (including any claim for Leakage under Clause 4);

“Relevant Claim Escrow Account”	means the escrow account maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement for the purposes of administering payment of Relevant Claims;

“Relevant Claim Escrow Amount”	means US$19 million, or such other amount (if any) standing to the credit of the Relevant Claim Escrow Account from time to time, as applicable;

“Relevant Jurisdiction”	means any of Burkina Faso, Ghana, Kenya, Niger, Uganda and the United Kingdom;

“Relevant Proportion”	means, for a given Seller, the ratio between (i) the aggregate of the number of Shares owned by such Seller and (ii) the number of Shares owned by all Sellers, as set out in Schedule 1;

“Relief”

means any loss, relief, allowance, credit or deduction in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to or actual repayment or saving of Tax (including any repayment supplement, fee or interest in respect of Tax);

“Resolution Period”	has the meaning given in Clause 3.8;

“Restricted Person”	has the meaning given in Clause 6.14;

“RFI Site”

means a fully completed WIP Site that is awaiting installation of the relevant customer’s antennae or other transmission devices or equipment prior to a Group Company commencing receipt of revenues in respect thereof, in respect of which a Group Company has issued or issues to the relevant customer a “ready for installation” notice on or prior to the Determination Date with an acceptance or deemed acceptance deadline (pursuant to the applicable customer agreement) that expires after the Determination Date but not later than the 15th day following the Determination Date; provided that such acceptance or deemed acceptance deadline shall not be taken into account for the purposes of sub-Clause (c) of the definition of Annualized New Run Rate Revenue, but shall be taken into account for purposes of the definition of Consolidated New Revenue Run Rate;

“RFP”

means a bona fide request for proposal from a customer or potential customer of a Group Company pursuant to which proposals are sought from more than one bidder (including from the Purchaser or a member of the Purchaser’s Group);

“Rules”	has the meaning given in Clause 27.2;

“Sellers”	has the meaning given in the preamble;

“Sellers’ Representative”	has the meaning given in Clause 15.1;

“Sellers’ Shares”	has the meaning given in Clause 2.1;

“Sellers’ Warranties”	means the warranties set out in Schedule 4, and “Sellers’ Warranty” shall be construed accordingly;

“Senior Employee”	has the meaning given in the Warranty Deed;

“Shares”	means all of the issued shares in the capital of the Company, being the Sellers’ Shares and the Other Shares, taken together;

“Subsidiary”

means, at any relevant time, any then subsidiary or subsidiary undertaking of the Company; basic information concerning each subsidiary and subsidiary undertaking of the Company as at the date of this Agreement is set out in Part B of Schedule 2;

“Target Completion Date”	means 31 October 2019;

“Tax” or “Taxation”

means all forms of taxation, charges, fees, imposts, duties and levies whether direct or indirect and whether levied by reference to gross or net income, profits or gains, net wealth, asset values, turnover, added value, employment, use, occupation, development, sales, or other reference and any other statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, fines, surcharges, charges, costs and interest relating thereto or to any obligation in respect of any of them;

“Tax Authority”

means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Return”

means any return, report or statement required to be filed with a Tax Authority (including any computations or attachments thereto, and any amendment thereof) including any information return, self-assessment return, claim for refund, amended return or declaration of estimated Tax, and including any claims, notices, surrenders or consents relating thereto;

“Third Party Claim”	has the meaning given in paragraph 14 of Schedule 5;

“Tier 1 Customer”

means any of MTN, Vodafone, Airtel, Safaricom, TKL, Orange, Onatel, Telcel, or Moov, or any subsidiary or parent undertaking of, joint venture of or successor to, any of the foregoing, or any other GSM mobile network operator from time to time in the Relevant Jurisdiction (including any subsidiary or affiliate thereof);

“Tier 2 Customer”

means (a) Africell, Jamii or Liquid, (b) Lycamobile solely in Uganda, or (c) any other person that the Purchaser and the Sellers’ Representative may agree in writing to be included as a “Tier 2 Customer”;

“Transaction Documents”

means this Agreement, the Warranty Deed, the Disclosure Letter, the Escrow Agreement, the Local Agreements and each other arrangement and document entered into or to be entered into pursuant to any of them or otherwise by the Parties in connection with the transactions contemplated hereby;

“Uganda Tax Condition”	has the meaning given in Clause 6.1;

“Unresolved Items”	has the meaning given in Clause 3.9;

“VAT”	means:

(a) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) as amended;

(b) to the extent not included in limb (a), any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and

(c)   any other tax of a similar nature to the taxes referred to in limbs (a) or (b), whether imposed in a member state of the EU in substitution for, or levied in addition to, the such taxes referred to in limbs (a) or (b) or imposed elsewhere; value added tax in the United Kingdom and any similar sales or turnover tax chargeable elsewhere;

“VDD Reports”	means:

(a) the vendor legal due diligence report prepared by Allen & Overy LLP dated 11 January 2018;

(b) the vendor financial and tax due diligence report prepared by KPMG LLP which consists of four volumes dated 21 December 2017, 21 December 2017, 22 January 2018 and 12 February 2018, respectively; and

(c) the tax report prepared by PwC dated 14 January, 2019;

“W&I Insurance Policy”

means the warranty and indemnity insurance policy between Euclid Transactional UK Limited as the “Insurer” and the Purchaser as the “Insured”, with policy number ETUK(19)/3/19, dated on or about the date of this Agreement;

“Warrantors”	has the meaning given in the Warranty Deed;

“Warranty Deed”	means the warranty deed between the Warrantors (as defined therein) and the Purchaser dated the same date as this Agreement and attached hereto as an Exhibit; and

“WIP Site”

means any in-process BTS Site owned or managed by a Group Company (i) for which all permits required for each Relevant Jurisdiction for the construction or operation of such in-process site (as set out for each Relevant Jurisdiction in Schedule 6, together with such other permits not listed on such Schedule which are required by a change in applicable law that takes effect following the date hereof) have been obtained, (ii) for which a Group Company has executed a ground lease based on the Relevant Jurisdiction’s then-current market terms, (iii) on which construction of infrastructure for telecommunication services was commenced, and which construction shall include at least breaking ground and pouring concrete for the foundation or otherwise initiating physical construction of the applicable structure, and (iv) in respect of which a Group Company has, after 31 December 2018, contracted to receive revenue from a Tier 1 Customer or a Tier 2 Customer.

1.2	In this Agreement:

(a)

a reference to a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Companies Act, and a reference to a “subsidiary” or “holding company” is to be construed in accordance with section 1159 (and Schedule 6) of the Companies Act;

(b)

a reference to a document in the “agreed form” is a reference to a document in a form approved, and for the purposes of identification initialled, by or on behalf of the Purchaser and the Sellers (or Sellers’ Representative on behalf of the Sellers);

(c)

unless the context requires otherwise, a reference to a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time and any subordinate legislation made under the statutory provision (as so modified or re-enacted), in each case except to the extent that the effect of referring to any such modification or re-enactment coming into force after the date of this Agreement would be to increase or extend the liability or obligations of any Party under this Agreement;

(d)

a reference to a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state, state agency, joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(e)	a reference to a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

(f)	a reference to a “Party” includes that Party’s successors and permitted assigns;

(g)	a reference to a Clause, paragraph, or Schedule is a reference to a clause or paragraph of or schedule to this Agreement, unless the context otherwise requires;

(h)

a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(i)	unless the context otherwise requires, words in the singular shall include the plural and in the plural include the singular;

(j)

if a period of time is specified and dates from a given day or the day of an act or event, it shall (unless otherwise stated in Clause 25 (Notices)) be calculated excluding that day and a reference to a time of day is unless otherwise specifically stated a reference to the local time in London, England;

(k)	“USD”, “US$” or “$” is a reference to the lawful currency of the United States;

(l)	“KES” is a reference to the lawful currency of Kenya, “UGX” is a reference to the lawful currency of Uganda, and “GHS” is a reference to the lawful currency of Ghana;

(m)	a reference to writing shall include any mode of reproducing words in a legible and non-transitory form; and

(n)	the formulation “to the extent” shall be read as meaning “if, but only to the extent that” unless the context requires otherwise.

1.3

The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4	The table of contents, headings and sub-headings of this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.5

Where the value of any Relevant Claim or other cost or amount (other than any revenue item, which shall be subject to the Conversion Rate) is expressed in a currency other than United States Dollars and it is necessary to determine whether a monetary limit or threshold referred to in this Agreement has been reached or exceeded, the value of that Relevant Claim or other cost or amount shall be translated into United States Dollars at the closing spot rate (as listed on www.bloomberg.com) (i) in respect any Relevant Claim, on the date on which the Relevant Claim is notified (or deemed notified) to the Sellers in accordance with the terms of this Agreement and (ii) in respect of other cost or amount, on the relevant date of determination of such amount in accordance with the terms of this Agreement.

2.	Sale and Purchase of the Shares

2.1

Subject to the terms of this Agreement, each of the Sellers shall sell, transfer, deliver and convey those Shares set opposite its name in Schedule 1 (the “Sellers’ Shares”), and the Purchaser shall purchase those Sellers’ Shares, with effect from Completion, with:

(a)	full title guarantee and free from all Encumbrances; and

(b)

all rights attaching to them as at Completion (including all dividends and distributions declared, paid or made up after the date of this Agreement and all other rights and advantages belonging to or accruing on the Shares on or after that date).

2.2

Each of the Sellers waives (and shall procure the unconditional waiver by each other applicable person of) all rights of pre-emption over any of the Shares conferred by the articles of association of the Company, the shareholders’ agreement relating to the Company or in any other way and undertakes to take all reasonable steps necessary to ensure that any rights of pre-emption over any of the Shares are waived, in each case in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

2.3

Subject to the terms of this Agreement, each Seller hereby undertakes to procure that each Other Shareholder shall sell, transfer, deliver and convey the Other Shares, and the Purchaser shall purchase those Other Shares, with effect from Completion, with:

(a)	full title guarantee and free from all Encumbrances; and

(b)

all rights attaching to them as at Completion (including all dividends and distributions declared, paid or made up after the date of this Agreement and all other rights and advantages belonging to or accruing on such Other Shareholders’ Shares on or after that date).

3.	Consideration

3.1

The total consideration for the sale of the Shares shall be (i) US$1,607,356,299 (the “Base Amount”), (ii) plus or minus the Final Interim Amount, and (iii) plus the Interest Amount, if applicable (collectively, the “Consideration”), to be paid in accordance with this Clause 3 and Part B of Schedule 3.

3.2

The proportion of the Consideration to which each Seller and each Other Shareholder is entitled shall be an amount equal to the entitlement of such Seller’s Seller Shares and such Other Shareholder’s Other Shares pursuant to the Company’s articles of association, in each case, subject to any applicable adjustments set forth in this Agreement. All such Consideration shall be paid in cash as contemplated by this Clause 3 and Part B of Schedule 3. The electronic transfer of the Consideration (as provided for in Part B of Schedule 3) shall constitute full satisfaction of the obligations of the Purchaser to the Sellers and the Other Shareholders regarding payment of the Consideration and the Purchaser shall not be responsible for any onward transfer of the relevant proportion of the Consideration to any Seller or Other Shareholder.

3.3

Where any payment is made by any Seller in satisfaction of a liability arising under any Transaction Document (including pursuant to Clause 4, Clause 7 or Clause 9), it shall also be an adjustment (by way of reduction) to the Consideration.

3.4	The Sellers’ Representative shall deliver to the Purchaser, no later than:

(a)	ten Business Days prior to the Completion Date, its good faith calculation of the Interim Amount presented substantially in the form set forth on Schedule 8 (the “Estimated Interim Amount”); and

(b)

four Business Days prior to the Completion Date, its good faith calculation of any Leakage (including (a) any amount exceeding the amount of Permitted Leakage set forth under the definition of Permitted Leakage, and (b) the amount due on Completion with respect to the MIP Cash Plan, together with all costs and expenses of the Group in connection therewith) (“Notified Leakages”), setting out in reasonable detail the nature of the Notified Leakages and the calculation of the amount thereof.

The Sellers’ Representative shall consult with the Purchaser in calculating the Estimated Interim Amount and regarding Notified Leakages (including by providing to the Purchaser reasonable supporting documentation and information for, and details of the nature and calculations of, the items in the Estimated Interim Amount) and shall act in good faith to take into account any comments submitted by the Purchaser in connection therewith.

3.5

No later than ninety (90) days after the Completion Date, the Purchaser shall deliver to the Sellers’ Representative a written statement (the “Draft Interim Amount Statement”), consisting of its calculation, in reasonable detail, of the Interim Amount.

3.6

The Sellers’ Representative shall notify the Purchaser within thirty days of its receipt of the Draft Interim Amount Statement whether it disagrees with the Draft Interim Amount Statement, which notice (the “Notice of Disagreement”) shall set out in reasonable detail: (a) each item of the Draft Interim Amount Statement with which the Sellers’ Representative disagrees (the “Disputed Items”); (b) the reasons for the disagreement; and (c) the proposed adjusted value for each Disputed Item.

3.7

If the Sellers’ Representative agrees with the Draft Interim Amount Statement or fails to deliver its Notice of Disagreement within the fourteen day period referred to in Clause 3.6, such Draft Interim Amount Statement shall be final and binding upon the Parties and constitute the “Final Interim Amount Statement”, and the Interim Amount set forth therein shall constitute the “Final Interim Amount” for all purposes of this Agreement. If the Sellers’ Representative delivers its Notice of Disagreement within the ten Business Day period referred to in Clause 3.6, then the Sellers’ Representative and the Purchaser shall seek in good faith to resolve the Disputed Items within 20 Business Days beginning on the date the Sellers’ Representative receives the Notice of Disagreement (the “Resolution Period”). If the Sellers’ Representative and the Purchaser reach written agreement with respect to any Disputed Items, the Parties shall revise the Draft Interim Amount Statement to reflect such agreement, and if such agreement has been reached in respect of all Disputed Items, that revised Draft Interim Amount Statement shall constitute the Final Interim Amount Statement.

3.8

If the Purchaser and the Sellers’ Representative are unable to resolve all of the Disputed Items during the Resolution Period, then the Purchaser and the Sellers’ Representative shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to an internationally recognised accounting firm as the Purchaser and the Sellers’ Representative may agree, or, failing such agreement or failing such firm accepting such appointment within 10 Business Days, to such internationally recognised accounting firm in London as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either the Sellers’ Representative or the Purchaser, nominate (the “Independent Accountant”).

3.9	In any reference to the Independent Accountant in accordance with Clause 3.8:

(a)	the Independent Accountant shall act as an expert and not as an arbitrator;

(b)

the Independent Accountant shall be directed to determine, by reference to the written submissions of the Purchaser and the Sellers’ Representative and the terms of this Agreement, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Draft Interim Amount Statement to comply with the provisions of this Agreement;

(c)

in no event shall the Independent Accountant’s determination of each of the Unresolved Items be for an amount that is outside the range of the Purchaser’s and the Sellers’ Representative’s disagreement for that Unresolved Item;

(d)

the Purchaser and the Sellers’ Representative shall use all reasonable endeavours to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 20 Business Days after such items are submitted to the Independent Accountant for review;

(e)

the Purchaser and the Sellers’ Representative shall use all reasonable endeavours to promptly, and in any event within 10 days, furnish to the Independent Accountant detailed supporting documentation and their written position regarding each Unresolved Item and such other work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request;

(f)	the determination of the Independent Accountant shall be final, binding and conclusive upon the Purchaser and the Sellers’ Representative absent manifest error, and the Purchaser and the Sellers’ Representative shall revise the Draft Interim Amount Statement to reflect such determination upon receipt thereof and that revised Draft Interim Amount Statement shall constitute the Final Interim Amount Statement; and

(g)

the fees, expenses and costs of the Independent Accountant shall be borne pro rata as between the Sellers’ Representative, on the one hand, and Purchaser, on the other hand, in proportion to the final allocation made by such Independent Accountant of the Unresolved Items weighted in relation to the claims made by the Sellers’ Representative and Purchaser, such that the prevailing party pays the lesser proportion of such fees, expenses and costs. For example, if the Sellers’ Representative claims that the appropriate adjustments with respect to the Unresolved Items are $1,000.00 greater than the amount determined by Purchaser (and such amount is the aggregate amount of the Unresolved Items) and if the Independent Accountant ultimately resolves the Unresolved Items by awarding to the Sellers $300.00 of the $1,000.00 contested, then the fees, expenses and costs of the Independent Accountant will be allocated 30% (i.e., 300 divided by 1,000) to the Purchaser and 70% (i.e., 700 divided by 1,000) to the Sellers.

3.10

Each Party shall use all reasonable endeavours to provide promptly to the other Party reasonable access to employees, documents and information as such other Party shall reasonably request in connection with its review of the Draft Interim Amount Statement or the Notice of Disagreement, as the case may be, including all working papers of the accountants who compiled or reviewed such statements or notices (subject to the Purchaser, the Sellers’ Representative and their respective accountants entering into any undertakings required by the other Party’s accountants in connection herewith), and shall otherwise cooperate in good faith with such other Party to arrive at a final determination of the Final Interim Amount Statement.

3.11	Within five Business Days after the final agreement on or final determination of the Final Interim Amount Statement pursuant to Clause 3.7, 3.8 or 3.9:

(a)

if the Final Interim Amount is a positive number, (i) the Sellers’ Representative and the Purchaser shall jointly instruct the Escrow Agent to pay the entire amount of the Escrow Interim Amount to the account designated by the Sellers’ Representative, by wire transfer of immediately available funds from the Interim Amount Escrow Account, for the benefit of the Sellers and the Other Shareholders based on their Pro Rata Percentages, and (ii) the Purchaser shall pay to the Sellers’ Representative, or procure the payment of, by wire transfer of immediately available funds to the account designated by the Sellers’ Representative, an amount equal to the Final Interim Amount, for the benefit of the Sellers and the Other Shareholders based on their Pro Rata Percentages;

(b)

if the Final Interim Amount is a negative number, (i) the Sellers’ Representative and the Purchaser shall jointly instruct the Escrow Agent to pay the absolute value of the Final Interim Amount (up to the Escrow Interim Amount) to the account designated by the Purchaser, by wire transfer of immediately available funds from the Interim Amount Escrow Account, and (ii) (A) if the Escrow Interim Amount exceeds the absolute value of the Final Interim Amount, the Sellers’ Representative and the Purchaser shall jointly instruct the Escrow Agent to pay the remainder of the Escrow Interim Amount to the account designated by the Sellers’ Representative, by wire transfer of immediately available funds from the Interim Amount Escrow Account, for the benefit of the Sellers and the Other Shareholders based on their Pro Rata Percentages, and (B) if the absolute value of the Final Interim Amount exceeds the Escrow Interim Amount, then the Purchaser shall (x) first recover the difference between the Final Interim Amount and the Escrow Interim Amount from the Relevant Claim Escrow Account and the Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to pay to the Purchaser such amount to the account designated by the Purchaser, by wire transfer of immediately available funds from the Relevant Claim Escrow Account, and (y) if the difference between the Final Interim Amount and the Escrow Interim Amount exceeds the Relevant Claim Escrow Amount, each Seller shall pay to the Purchaser (or to its order), by wire transfer of immediately available funds, its Relevant Proportion of the entire amount of such excess above the Relevant Claim Escrow Amount to the account designated by the Purchaser; or

(c)

if the Final Interim Amount is equal to zero USD ($0), the Sellers’ Representative and the Purchaser shall jointly instruct the Escrow Agent to pay the entire amount of the Escrow Interim Amount to the account designated by the Sellers’ Representative, by wire transfer of immediately available funds from the Interim Amount Escrow Account, for the benefit of the Sellers and the Other Shareholders based on their Pro Rata Percentages.

Any payment made or procured to be made pursuant to the applicable section of Clause 3.11 to the applicable Party or Parties shall be treated as an adjustment to the Consideration.

3.12

If the Purchaser or the Sellers’ Representative (on behalf of the Sellers) fails to give a written instruction in breach of Clause 3.11, the Purchaser (in the case of a breach by the Purchaser), or the Sellers (in the case of a breach by the Sellers’ Representative and in their respective Relevant Proportions), shall:

(a)	indemnify the other Party against all Losses incurred by it as a result of such breach and in taking any action or proceedings to enforce its rights to receive payment of the amount that is due; and

(b)	to the extent the Escrow Agent becomes involved in any such action or proceedings, be responsible for and shall pay any costs or fees properly incurred by the Escrow Agent as a result.

4.	Leakage

4.1

Each Seller undertakes to the Purchaser that in the period from (and excluding) the Locked Box Date up to (and including) the Completion Date there has been no Leakage and no arrangement or agreement or offer has been made or entered into that has resulted or will result in any Leakage.

4.2

In the event of any Leakage which is prohibited by Clause 4.1 (but subject always to Clause 4.3), (x) if such Leakage is identified prior to the Completion Date, the Sellers’ Representative shall notify the Purchaser of such Leakage in accordance with Clause 3.4(b), and such amount shall be deducted from the Consideration; or (y) if such Leakage is identified following the Completion Date, subject to the limitations on each Sellers’ liability set out in this Clause 4 and Schedule 5, each Seller covenants to the Purchaser to pay or procure payment to the Purchaser (or to its order) on written demand by the Purchaser an amount in cash equal to the aggregate of the amount or value of such Leakage, provided that, in each case:

(a)	any Leakage may not be required to be repaid more than once to the Purchaser;

(b)

to the extent the Leakage concerns an item which is not the payment of a sum of monies, the payment shall be equal to the amount which places the relevant Group Company in the same position as if such Leakage had not occurred;

(c)

to the extent any Leakage is received or made in favour of a given Seller or its Related Persons, the payment obligation shall be entirely borne by such Seller and such Seller shall also be liable for the full amount of any Tax (including amounts in respect of VAT and/or employer’s social security contributions) arising on or with respect to such Leakage (in accordance with the closing language of such defined term) regardless of the person on whom that Tax is primarily chargeable; and

(d)

subject to Clause 4.2(c), to the extent the Leakage is received by a third party and not by a Seller or a member of such Seller’s Group or Related Person, the repayment obligation shall be borne by all Sellers, in proportion of the Relevant Proportion of each Seller.

4.3

No Seller shall be liable for any claim under this Clause 4 unless written notice has been given to the Sellers’ Representative on or before the date which is the earlier of: (a) 9 months following the Completion Date and (b) 2 months post completion of the audit of the Group’s consolidated financial statements for the year ended 31 December 2019 (such date, the “Cut-Off Date”); provided, that notwithstanding the foregoing, if the Longstop Date is extended to the Extended Longstop Date pursuant to Clause 6.10, then the “Cut-Off Date” will be the date which is 9 months following the Completion Date.

4.4

Save in the case of fraud, the aggregate liability of each Seller for breach of this Clause 4 shall not in any circumstances exceed the Consideration received by such Seller. For the purposes of this Clause 4.4, any deemed adjustment (by way of reduction) to the Consideration pursuant to paragraph 20 of Schedule 5 shall be disregarded in determining the Consideration received by such Seller.

4.5

The Sellers undertake to notify the Purchaser in writing as soon as reasonably practicable after becoming aware of anything that would constitute, or would reasonably be expected to constitute, the occurrence of any Leakage.

5.	Local Agreements

5.1

The Sellers shall procure that each relevant Group Company enters into the relevant Local Agreement, and the Purchaser shall enter into the relevant Local Agreement, in each case as promptly as reasonably practicable following the date hereof and in any event prior to the regulatory filings contemplated by Clause 6.5, provided that the consummation of the transactions contemplated thereby shall be subject to the occurrence of, and consummated concurrently with, Completion. The Parties acknowledge and agree that the relevant Local Agreement will be amended, as applicable, in connection with and to reflect any adjustments to the Consideration hereunder or under any other Transaction Document. If this Agreement is terminated pursuant to Clauses 6.10 or 6.11 or if Completion otherwise does not occur, the Local Agreements shall not be completed and the Parties shall waive all rights and release all obligations under the Local Agreements, or procure such waiver and release from the respective parties to the Local Agreements.

5.2

To the extent that the provisions of this Agreement or any other Transaction Document is or are inconsistent with or additional to the provisions of a Local Agreement, the provisions of this Agreement or such other Transaction Document shall prevail and the Sellers and the Purchaser shall procure that the provisions of the relevant Local Agreement are adjusted to the extent necessary to give effect to the provisions of this Agreement or such other Transaction Document subject to being compliant with any relevant law in the relevant jurisdiction and/or that the parties thereto comply to the extent lawful with the provisions of this Agreement or such other Transaction Document as though they were bound by such provisions in place of the provisions of the relevant Local Agreement. For the avoidance of doubt, each Local Agreement will be entered into solely in order to document the agreements set out therein.

6.	Conditions Precedent

6.1

The sale and purchase of the Shares pursuant to this Agreement are in all respects conditional upon the satisfaction or waiver in accordance with Clause 6.9, on or prior to the Completion Date, of the following conditions:

(a)

the receipt or deemed receipt (by expiration of the applicable waiting period(s) relating to) of clearances or approvals under competition or merger control laws for the acquisition by the Purchaser of the Sellers’ Shares under this Agreement from:

(i)	the Competition Authority in Kenya; and

(ii)	the Competition Commission for the Common Market for Eastern and Southern Africa,

(together,	the “Merger Control Condition”);

(b)

the receipt of all necessary clearances and approvals under applicable communications licensing laws and laws having similar effect for the acquisition by the Purchaser of the Sellers’ Shares under this Agreement in:

(i)	Ghana (the National Communication Authority);

(ii)	Kenya (the Communication Authority and the Ministry of Information, Communication and Technology);

(iii)	Niger (the Ministry of Communications on the recommendation of the Postal Regulatory Authority (Autorité de Régulation des Communications Électroniques et de la Poste)); and

(iv)	Uganda (the Communications Commission),

(together,	the “Communications Authority Condition”)

(c)

the relevant Group Companies shall have paid the applicable licence fees, and submitted the applicable compliance or equivalent filings, in respect of (a) the Kenya A Network Facilities Provider-Tier 2 licence (Licence No. TL/NFP/T2/00025) (the Licence) issued by the Communications Authority and a Tier 2 Compliance Certificate granted to KTL (Licence No TL/NFP/T2/00025) for the year 2019/2020, and (b) the Uganda Public Infrastructure Provider Licence issued by the Uganda Communications Commission under the Uganda Communications Act No.1 of 2013 and its Regulations, in accordance with the terms of a Public Infrastructure Provider Licence Agreement (PIP Licence Agreement) dated 17 April 2012, entered into between the Government of the Republic of Uganda, the UCC and Eaton Towers Uganda Limited;

(d)

completion of the transfer of ownership of all of the shares of Eaton Towers Egypt Limited held by Eaton Towers Limited to a person or persons who is or are not, as applicable, a Group Company (the “Eaton Towers Egypt Condition”); and

(e)

the receipt of a private ruling from the Uganda Revenue Authority in a form satisfactory to the Purchaser and the Sellers’ Representative confirming that Ugandan income tax chargeable in connection with Completion and/or the relevant Local Agreement will be chargeable only on the deemed disposal of assets and liabilities by Eaton Uganda Towers Limited pursuant to sections 79(ga) and 75(2) of the Ugandan Income Tax Act (such tax being chargeable on Eaton Uganda Towers Limited) (the “Uganda Tax Condition”, and the conditions set forth in the foregoing sub-Clauses (a) to (e) (inclusive), taken together, the “Conditions”).

6.2

The Purchaser undertakes to use all reasonable endeavours promptly to take, and to procure that its Affiliates take, any and all reasonable steps necessary, and, where applicable, co-operate in good faith with the Sellers’ Representative, the Sellers and the Group Companies (including in relation to any filings required to be made jointly with any Seller or a Group Company) to satisfy the Merger Control Condition as soon as possible prior to the Target Completion Date, and in any event prior to the Longstop Date, by, among others:

(a)

making all necessary applications, notifications, submissions and filings required under applicable law in a form or forms reasonably acceptable to and/or jointly, when appropriate, with the Sellers’ Representative as promptly as practicable following the date of this Agreement, and in any event within thirty days from the date of this Agreement, and not withdrawing any such documents without the written consent of the Sellers’ Representative;

(b)

submitting drafts to the Sellers’ Representative of, and give the Sellers’ Representative reasonable time to comment thereon, to the extent reasonably practicable to do so, and consulting with, or obtaining the written approval of (in relation to filings required to be made jointly with any Seller or a Group Company), as appropriate, the Sellers’ Representative (not to be unreasonably withheld, delayed or conditioned) on the contents of, and the procedures for making, the applications, notifications, submissions or filings referred to in Clause 6.2(a) or any other material written communications intended to be sent to any Governmental Authority related thereto, before they are made, reflecting any reasonable comments which the Sellers’ Representative may have, or obtaining its approval in relation to filings required to be made jointly with any Seller or Group Company (not to be unreasonably withheld, delayed or conditioned), as appropriate, provided that (i) any information included in any applications, notifications, submissions, filings or communications concerning any Seller, any Seller’s Affiliates or any Group Company shall require the prior written approval of the Sellers’ Representative (not to be unreasonably withheld, delayed or conditioned); and (ii) the Purchaser shall prepare the drafts of all such applications, notifications, submissions, filings or communications, including any applications, notifications, submissions, filings or communications that are to be made or sent jointly with any Seller or Group Company;

(c)	providing the Sellers’ Representative with final copies of all filings described in Clause 6.2(b);

(d)

diligently progressing the applications, notifications, submissions or filings referred to in Clause 6.2(a) and promptly supplying any additional information that may be reasonably requested by any relevant Governmental Authority, in each case, subject to the written approval (not to be unreasonably withheld, delayed or conditioned) of the Sellers’ Representative in relation to any such applications, notifications, submissions or filings that have been made or sent jointly with any Seller or a Group Company;

(e)

keeping the Sellers’ Representative reasonably informed about the status and progress of the applications, notifications, submissions or filings made, promptly providing copies (or in the case or oral communication, details) to the Sellers’ Representative of the actual applications, notifications, submissions or filings and all related documents, and any material communication (whether written or oral) from or with any relevant Governmental Authority, and giving the Sellers’ Representative reasonable notice of, and opportunity for it or any of its respective representatives to attend, all meetings and telephone calls with any relevant Governmental Authority, except to the extent a Governmental Authority expressly requests that the Sellers’ Representative or its representatives should not be present at such meeting, and if so requested by the Sellers’ Representative, provide the Sellers’ Representative with a written summary of any material information arising out of, or any material communication made in connection with, such meetings or telephone calls, in each case, to the extent legally permitted under applicable law;

(f)

accepting, committing to and/or effecting any conditions, obligations or requirements, in each case which are immaterial, imposed or requested by any Governmental Authority in the Relevant Jurisdictions, in order to satisfy the Merger Control Condition, it being understood that the Consideration shall not be adjusted as a result of any such action or commitment and provided that in no event shall the Purchaser propose, accept, or commit to take any action that may have an impact on any Seller, any Seller’s Affiliates or, prior to Completion, any Group Company without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, delayed or conditioned) and provided further that if the Sellers’ Representative grants its prior written consent following the written request of the Purchaser to any such action that may have an impact on any Seller, any Seller’s Affiliates or any Group Company, the Purchaser shall accept, commit to and/or effect such action;

(g)

promptly opposing or seeking a waiver of any Listing Obligation, Local Shareholder Requirement or motion or action for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement or any portion thereof and taking any and all actions necessary and reasonable to ensure that no decree, judgment, injunction, temporary restraining order or any other order or decision by any relevant Governmental Authority would preclude consummation of the transactions contemplated by this Agreement by the Longstop Date (including by reason of the imposition of a Listing Obligation or a Local Shareholder Requirement);

(h)

not entering into any other agreement or arrangement or taking any action or omitting to take any action the primary purpose of which is intended to delay, impede or prejudice the satisfaction of the Merger Control Condition;

(i)

providing the Sellers’ Representative with a copy of all decisions or draft decisions related to the satisfaction of the Merger Control Condition, promptly upon receipt from the respective Governmental Authority and in any event within two Business Days following receipt; and

(j)

bearing all costs and expenses incurred by the Purchaser in connection with the applications, notifications, submissions or filings in connection with the Merger Control Condition and the Communication Authority Condition, and fifty percent (50%) of all filing fees incurred in relation to any application, notification, submission or merger clearance or similar filing required to be made in any jurisdiction in connection with the Merger Control Condition and the Communication Authority Condition, with the Sellers bearing the remaining fifty percent (50%) of such fees.

Notwithstanding the foregoing or anything to the contrary herein, it is hereby acknowledged and agreed that nothing shall require or obligate the Purchaser or any of its Affiliates (including any member of the Group following Completion) to:

(A)

propose, accept, commit to and/or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, licence, disposition or hold separate (through the establishment of a trust or otherwise) of any assets, properties, or businesses of the Purchaser or any of its Affiliates or of any Group Company (including for the purposes of this Clause 6.2 any portfolio companies of the Purchaser or its Affiliates, or any subsidiaries of such portfolio companies);

(B)

accept, commit to and/or effect any other conditions, obligations or requirements imposed or requested by, or any changes to any licences or permits of the Purchaser or any of its Affiliates (including any member of the Group following Completion) imposed or requested by, any Governmental Authority, in each case which are not immaterial in order to satisfy the Merger Control Condition; provided that for all applicable purposes of this Clause 6.2, the Parties acknowledge and agree that any changes to licences or permits in any Relevant Jurisdiction to amalgamate or conform the terms of such licences or permits to be consistent with the terms and conditions of the equivalent licences and permits of the Purchaser’s Group in such Relevant Jurisdiction will be deemed to be immaterial;

(C)	accept any Listing Obligation or Local Shareholder Requirement; or

(D)

disclose any competitively sensitive information to the Sellers or the Sellers’ Representative, provided that the Purchaser shall use all reasonable endeavours to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Sellers and implement appropriate and mutually agreeable measures to permit the disclosure of such information, including by arrangement of appropriate clean room procedures or redaction, if the Purchaser and the Sellers’ Representative determine that doing so would reasonably permit the disclosure of such information without violating applicable law.

6.3

The Purchaser undertakes to use all reasonable endeavours to promptly take, and to procure that its Affiliates take, any and all reasonable steps necessary, and, where applicable, co-operate in good faith with the Sellers’ Representative, the Sellers and the Group Companies to procure the satisfaction of the Communication Authority

Condition as soon as possible prior to the Target Completion Date, and in any event prior to the Longstop Date, by, among others:

(a)	promptly supplying to the Sellers’ Representative, the Sellers or the relevant Group Company any information that may be reasonably requested or required by any relevant Governmental Authority;

(b)

accepting, committing to and/or effecting any conditions, obligations or requirements, in each case which are immaterial, imposed or requested by any Governmental Authority in the Relevant Jurisdictions, in order to satisfy the Communication Authority Condition, it being understood that the Consideration shall not be adjusted as a result of any such action or commitment and provided that in no event shall the Purchaser propose, accept or commit to take any action that may have an impact on any Seller, any Seller’s Affiliates or, prior to Completion, any Group Company without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, delayed or conditioned) and provided further that if the Sellers’ Representative grants its prior written consent following the written request of the Purchaser to any such action that may have an impact on any Seller, any Seller’s Affiliates or any Group Company, the Purchaser shall accept, commit to and/or effect such action;

(c)

promptly opposing or seeking a waiver of any Listing Obligation, Local Shareholder Requirement or motion or action for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement or any portion thereof and taking any and all actions necessary and reasonable to ensure that no decree, judgment, injunction, temporary restraining order or any other order or decision by any relevant Governmental Authority would preclude consummation of the transactions contemplated by this Agreement by the Longstop Date (including by reason of the imposition of a Listing Obligation or a Local Shareholder Requirement); and

(d)

not entering into any other agreement or arrangement or taking any action or omitting to take any action the primary purpose of which is intended to delay, impede or prejudice the satisfaction of the Communication Authority Condition.

Notwithstanding the foregoing or anything to the contrary herein, it is hereby acknowledged and agreed that nothing shall require or obligate the Purchaser or any of its Affiliates (including any member of the Group following Completion) to:

(A)

propose, accept, commit to and/or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, licence, disposition or hold separate (through the establishment of a trust or otherwise) of any assets, properties, or businesses of the Purchaser or any of its Affiliates or of any

Group Company (including for the purposes of this Clause 6.3 any portfolio companies of the Purchaser or its Affiliates, or any subsidiaries of such portfolio companies);

(B)

accept, commit to and/or effect any other conditions, obligations or requirements imposed or requested by, or any changes to any licences or permits of the Purchaser or any of its Affiliates (including any member of the Group following Completion) imposed or requested by, any Governmental Authority, in each case which are not immaterial in order to satisfy the Communications Authority Condition; provided that for all applicable purposes of this Clause 6.3, the Parties acknowledge and agree that any changes to licences or permits in any Relevant Jurisdiction to amalgamate or conform the terms of such licences or permits to be consistent with the terms and conditions of the equivalent licences and permits of the Purchaser’s Group in such Relevant Jurisdiction will be deemed to be immaterial;

(C)	accept any Listing Obligation or Local Shareholder Requirement; or

(D)

disclose any competitively sensitive information to the Sellers or the Sellers’ Representative, provided that the Purchaser shall use all reasonable endeavours to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Sellers and implement appropriate and mutually agreeable measures to permit the disclosure of such information, including by arrangement of appropriate clean room procedures or redaction, if the Purchaser and the Sellers’ Representative determine that doing so would reasonably permit the disclosure of such information without violating applicable law.

6.4

Each Seller undertakes to use all reasonable endeavours to promptly take, and shall use such endeavours to procure, insofar as it is legally able to do so, that the Group Companies take, in each case any and all reasonable steps necessary, and, where applicable, co-operate in good faith with the Purchaser (including in relation to any filings required to be made jointly with the Purchaser) to satisfy the Communication Authority Condition as soon as possible prior to the Target Completion Date and in any event prior to the Longstop Date, by, among others:

(a)

making all necessary applications, notifications, submissions and filings required under applicable law in a form or forms reasonably acceptable to and/or jointly, when appropriate, with the Purchaser as promptly as practicable following the date of this Agreement, and in any event within thirty days from the date of this Agreement, and not withdrawing any such documents without the written consent of the Purchaser;

(b)	submitting drafts to the Purchaser of, and giving the Purchaser reasonable time to comment thereon, to the extent reasonably practicable to do so, and consulting with, or obtaining the written approval (in relation to filings required to be made jointly with the Purchaser) of the Purchaser (not to be unreasonably withheld, delayed or conditioned) on the contents of, and the procedures for making, the applications, notifications, submissions or filings referred to in Clause 6.3(a) or any other material written communications intended to be sent to any Governmental Authority related thereto, before they are made, reflecting any reasonable comments which the Purchaser may have, or obtaining its approval in relation to filings required to be made jointly with the Purchaser (not to be unreasonably withheld, delayed or conditioned), as appropriate, provided that (i) any information included in any applications, notifications, submissions, filings or communications concerning the Purchaser or its Affiliates shall require the prior written approval of the Purchaser (not to be unreasonably withheld, delayed or conditioned); and (ii) the Sellers’ Representative shall procure the preparation of the drafts of all such applications, notifications, submissions, filings or communications, including any applications, notifications, submissions, filings or communications that are to be made or sent jointly with the Purchaser;

(c)	providing the Purchaser with final copies of all filings described in Clause 6.3(b) to the extent prepared by the Sellers or Sellers’ Representative;

(d)

diligently progressing the applications, notifications, submissions or filings referred to in Clause 6.3(a) and promptly supplying any additional information that may be requested by any relevant Governmental Authority, in each case, subject to the written approval (not to be unreasonably withheld, delayed or conditioned) of the Purchaser in relation to any such applications, notifications, submissions or filings that have been made or sent jointly with the Purchaser;

(e)

keeping the Purchaser reasonably informed about the status and progress of the applications, notifications, submissions or filings made, promptly providing copies (or in the case or oral communication, details) to the Purchaser of the actual applications, notifications, submissions or filings and all related documents, and any material communication (whether written or oral) from or with any relevant Governmental Authority, and to the extent reasonably practicable giving the Purchaser reasonable notice of, and opportunity for it or any of its respective representatives to attend, all meetings and telephone calls with any relevant Governmental Authority, except to the extent a Governmental Authority expressly requests that the Purchaser or its representatives should not be present at such meeting, and if so requested by the Purchaser, provide the Purchaser with a written summary of any material information arising out of, or any material communication made in connection with, such meetings or telephone calls, in each case, the extent legally permitted under applicable law;

(f)

promptly opposing or seeking a waiver of any Listing Obligation, Local Shareholder Requirement or motion or action for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement or any portion thereof and taking any and all actions necessary and reasonable to ensure that no decree, judgment, injunction, temporary restraining order or any other order or decision by any relevant Governmental Authority would preclude consummation of the transactions contemplated by this Agreement by the Longstop Date (including by reason of the imposition of a Listing Obligation or a Local Shareholder Requirement);

(g)

not entering into any other agreement or arrangement or taking any action or omitting to take any action which may in any way delay, impede or prejudice the satisfaction of the Communication Authority Condition;

(h)

providing the Purchaser with a copy of all decisions or draft decisions related to the satisfaction of the Communication Authority Condition, as soon as practicable upon receipt from the respective Governmental Authority and in any event within two Business Days following receipt; and

(i)

bearing all costs and expenses incurred by the Sellers, the Sellers’ Representative and the Group Companies in connection with such applications, notifications, submissions or filings in connection with the Merger Control Condition and the Communication Authority Condition, and fifty percent (50%) of all filing fees incurred in relation to any application, notification, submission or merger clearance or similar filing required to be made in any jurisdiction in connection with the Merger Control Condition and the Communication Authority Condition, with the other fifty percent (50%) of such costs being borne by the Purchaser.

Notwithstanding the foregoing or anything to the contrary herein, it is hereby acknowledged and agreed that:

(A)

the Sellers shall not and shall not permit any member of the Group to accept, commit to and/or effect any conditions, obligations or requirements imposed or requested by any Governmental Authority, or any changes to any licences or permits of the Group imposed or requested by any Governmental Authority, in each case which are not immaterial in order to satisfy the Communication Authority Condition or the Merger Control Condition, in each case without the prior written approval of the Purchaser;

(B)

in no event shall the Sellers or any Group Company propose, accept or commit to take any action that may have an adverse impact on the Purchaser or the Purchaser’s Group (including any Group Company from and after Completion) without the prior written consent of the Purchaser; and

(C)

nothing shall require or obligate any Seller or any of their respective Affiliates (including any member of the Group prior to Completion) to disclose any competitively sensitive information to the Purchaser, provided that the Sellers shall and shall procure that the Group Companies shall use all reasonable endeavours to develop an alternative to providing such information so as to address such sensitivity that is reasonably acceptable to the Purchaser and implement appropriate and mutually agreeable measures to permit the disclosure of such information, including by arrangement of appropriate clean room procedures or redaction, if the Purchaser and the Sellers’ Representative determine that doing so would reasonably permit the disclosure of such information without violating applicable law.

6.5

Each Seller undertakes to use all reasonable endeavours to promptly take, and shall use such endeavours to procure, insofar as it is legally able to do so, that the Group Companies take, in each case any and all reasonable steps necessary, and, where applicable, co-operate in good faith with the Purchaser (including in relation to any filings required to be made jointly with the Purchaser) to satisfy the Uganda Tax Condition as soon as possible prior to the Target Completion Date and in any event prior to the Longstop Date, by, among others:

(a)

making all necessary applications, notifications, submissions and filings (including a joint filing between the Sellers and Eaton Towers Uganda Limited to be made, if practicable, concurrently with the making of the requisite application to the Communications Commission in Uganda in furtherance of the Communications Authority Condition) in accordance with the relevant procedures under applicable law (and in particular under section 45 of the Ugandan Tax Procedures Code Act 2014 (as amended)) in a form or forms reasonably acceptable to the Purchaser as promptly as practicable following the date of this Agreement, and in any event within thirty days from the date of this Agreement, and not withdrawing any such documents without the written consent of the Purchaser;

(b)

submitting drafts to the Purchaser of, and giving the Purchaser reasonable time to comment thereon, to the extent reasonably practicable to do so, and consulting with, or obtaining the written approval of the Purchaser (not to be unreasonably withheld, delayed or conditioned) on the contents of, and the procedures for making, the applications, notifications, submissions or filings referred to in Clause 6.5(a) or any other material written communications intended to be sent to the Uganda Revenue Authority related thereto, before they are made, reflecting any reasonable comments which the Purchaser may have, provided that (i) any information included in any applications, notifications, submissions, filings or communications concerning the Purchaser or its Affiliates shall require the prior written approval of the Purchaser (not to be unreasonably withheld, delayed or conditioned) and (ii) all drafts of all such applications, notifications, submissions, filings or communications shall be prepared by such Ugandan counsel as is agreed in writing between the Sellers’ Representative and the Purchaser;

(c)

providing the Purchaser with final copies of all filings described in Clause 6.5(b) to the extent prepared by the Sellers or Sellers’ Representative or Ugandan counsel of the Sellers or a relevant Group Company;

(d)

diligently progressing the applications, notifications, submissions or filings referred to in Clause 6.5(a) and promptly supplying any additional information that may be requested by the Uganda Revenue Authority, in each case, subject to the reasonable comments of the Purchaser;

(e)

keeping the Purchaser reasonably informed about the status and progress of the applications, notifications, submissions or filings made, promptly providing copies (or in the case or oral communication, details) to the Purchaser of the actual applications, notifications, submissions or filings and all related documents, and any material communication (whether written or oral) from or with the Uganda Revenue Authority, and to the extent reasonably practicable giving the Purchaser reasonable notice of, and opportunity for it or any of its respective representatives to attend, all meetings and telephone calls with the Uganda Revenue Authority, except to the extent the Uganda Revenue Authority expressly requests that the Purchaser or its representatives should not be present at such meeting, and if so requested by the Purchaser, provide the Purchaser with a written summary of any material information arising out of, or any material communication made in connection with, such meetings or telephone calls, in each case, the extent legally permitted under applicable law;

(f)	not entering into any other agreement or arrangement or taking any action or omitting to take any action which may in any way delay, impede or prejudice the satisfaction of the Uganda Tax Condition;

(g)

providing the Purchaser with a copy of all decisions or draft decisions related to the satisfaction of the Uganda Tax Condition, as soon as practicable upon receipt from the Uganda Revenue Authority and in any event within two Business Days following receipt; and

(h)

bearing fifty percent (50%) of all costs and expenses incurred in relation to the steps undertaken in accordance with this Clause 6.5 in connection with the Uganda Tax Condition, with the other fifty percent (50%) of such costs being borne by the Purchaser.

Notwithstanding the foregoing or anything to the contrary herein, it is hereby acknowledged and agreed that:

(A)

the Sellers shall not and shall not permit any member of the Group to accept, commit to and/or effect any conditions, obligations or requirements imposed or requested by the Uganda Revenue Authority, or any changes to any licences or permits of the Group imposed or requested by any Governmental Authority, in each case which are not immaterial in order to satisfy the Uganda Tax Condition without the prior written approval of the Purchaser; and

(B)

in no event shall the Sellers or any Group Company propose, accept or commit to take any action that may have an adverse impact on the Purchaser or the Purchaser’s Group (including any Group Company from and after Completion) without the prior written consent of the Purchaser.

6.6

The Sellers shall, in connection with the satisfaction of the Conditions, use all reasonable endeavours and co-operate in good faith with the Purchaser to satisfy such Conditions as soon as possible prior to the Target Completion Date and in any event prior to the Longstop Date. Without limiting the generality of the foregoing, the Sellers and the Sellers’ Representative undertake to use their respective reasonable endeavours to promptly take, and to procure that its Affiliates take, any and all reasonable steps necessary, and, where applicable, co-operate in good faith with the Purchaser to procure the satisfaction of the Merger Control Condition as soon as possible prior to the Target Completion Date and in any event prior to the Longstop Date, by, among others:

(a)

promptly signing all documents and expeditiously providing all necessary information upon being reasonably requested or required to do so and taking all such steps and rendering all such assistance as may be reasonably necessary to procure that any submission to the relevant Governmental Authority is properly prepared, submitted in a timely manner and duly approved;

(b)

promptly opposing or seeking a waiver of any Listing Obligation, Local Shareholder Requirement or motion or action for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement or any portion thereof and taking any and all actions necessary and reasonable to ensure that no decree, judgment, injunction, temporary restraining order or any other order or decision by any relevant Governmental Authority would preclude consummation of the transactions contemplated by this Agreement by the Longstop Date (including by reason of the imposition of a Listing Obligation or a Local Shareholder Requirement); and

(c)

not entering into any other agreement or arrangement or taking any action or omitting to take any action which may in any way delay, impede or prejudice the satisfaction of the Merger Control Condition.

6.7

The Purchaser, on the one hand, and the Sellers, on the other hand, shall each bear fifty percent (50%) of all costs, penalties and fines resulting from not making a filing with, or seeking the authorisation or approval of, a relevant Governmental Authority required by applicable law or regulation in a Relevant Jurisdiction in connection with the transactions contemplated by this Agreement that the Purchaser and the Sellers’ Representative agree should have taken place or been obtained prior to Completion, in each case other than in connection with (x) the winding up, dissolution or liquidation, as the case may be, of (i) Eaton Towers (Lilongwe) Limited, (ii) Eaton Towers South Africa (M) Limited and (iii) Goodison One Hundred Twenty Limited, or (y) satisfaction of the Eaton Towers Egypt Condition, which costs, penalties and fines associated with clauses (x) or (y) not shared by the parties and shall instead be payable one-hundred percent (100%) by the Sellers.

6.8	The Parties undertake promptly to inform each other in writing upon becoming aware of the satisfaction of any Condition, or of anything that may prevent or delay the satisfaction of any Condition.

6.9	The Sellers’ Representative (on behalf of the Sellers) and the Purchaser may by written agreement between them waive, in whole or in part, any or all of the Conditions.

6.10

If any of the Conditions has not been fulfilled (or waived in accordance with Clause 6.9), or any of the Conditions becomes incapable of satisfaction and is not waived in accordance with Clause 6.9, in each case, on or before the Longstop Date (or such later date as may be agreed in writing by the Sellers’ Representative (on behalf of the Sellers) and the Purchaser), then the Sellers’ Representative (on behalf of the Sellers), in its sole discretion, may unilaterally extend, no more than twice, the Longstop Date in each case to a date that is no later than 30 June 2020 (the “Extended Longstop Date”) by providing written notice of such election to the Purchaser no later than 20 Business Days prior to the Longstop Date (as may have been extended, and in which case all references to the “Longstop Date” in this Agreement shall be deemed to be references to the “Extended Longstop Date”). In connection with any such extension, the Sellers’ Representative and the Purchaser shall discuss in good faith and agree in writing upon the Group’s budget for the first six months of 2020, which shall be consistent with the Budget.

6.11	If either:

(a)	the Sellers’ Representative (on behalf of the Sellers) does not extend the original Longstop Date pursuant to Clause 6.10; or

(b)	any of the Conditions has not been fulfilled (or waived in accordance with Clause 6.9), or any of the Conditions becomes incapable of satisfaction and is not waived in accordance with Clause 6.9, in each case, on or before the Extended Longstop Date,

then either the Sellers’ Representative (on behalf of the Sellers) or the Purchaser may terminate this Agreement by giving notice to the other Parties, provided that a Party shall not be entitled to terminate this Agreement pursuant to this Clause 6.11 if the failure by such Party or its Affiliates to perform any of its or their obligations under this Agreement has resulted in any of the Conditions not being fulfilled or becoming incapable of satisfaction.

6.12

Unless and until the Purchaser exercises its right pursuant to the last sentence of Clause 8.1 to defer the Completion Date (in which case, for the avoidance of doubt, the Purchaser shall cease to have any right to terminate this Agreement pursuant to this Clause 6.12), the Purchaser may terminate this Agreement prior to Completion by giving not less than 20 Business Days’ prior written notice to the Sellers if:

(a)

a Material Adverse Effect shall have occurred following the date of this Agreement, setting out in reasonable detail such Material Adverse Effect; provided that this Agreement shall not terminate and the Parties shall perform their obligations hereunder if the consequences of such Material Adverse Effect are addressed by the Sellers or the Group, to the reasonable satisfaction of the Purchaser, prior to the end of such 20 Business Day period; or

(b)

any applicable law or Governmental Authority or other authority with relevant powers to which any Party is subject or submits, whether or not the requirement has the force of law, imposes or subjects (or would impose or subject after Completion) the Purchaser or any member of the Group to any Listing Obligation or any Local Shareholder Requirement.

6.13

The Sellers’ Representative (on behalf of the Sellers) or the Purchaser may terminate this Agreement prior to Completion by giving prior written notice to (in the case of the Sellers’ Representative) the Purchaser or (in the case of the Purchaser) to the Sellers’ Representative if the Uganda Revenue Authority withdraws or makes a material or adverse amendment to such private ruling as is mentioned in Clause 6.1(e) after such private ruling had been obtained.

6.14	If this Agreement is terminated pursuant to Clauses 6.11, 6.12 or 6.13 all provisions of this Agreement shall cease to have effect except that:

(a)	this Clause 6.14 and Clauses 1, 5, 8.6 and 12 to 27 (inclusive) shall continue to apply following such termination; and

(b)

such termination shall be without prejudice to any rights and obligations already arisen in connection with or by virtue of any breach of this Agreement and liability already accrued (subject to the limitations set forth in this Agreement) prior to the termination of this Agreement.

6.15

If this Agreement is terminated for any reason, from and after such termination until the date that is eighteen months following such termination, the Purchaser shall not, and shall procure that any Related Person shall not, without the prior written consent of the Sellers’ Representative, solicit the employment of or hire of any director, officer, or employee of any Group Company (each a “Restricted Person”), whether directly or indirectly, nor enter into any employment, consultancy or service relationship with any Restricted Person, provided that the foregoing restrictions shall not prevent the Purchaser or the relevant Related Person from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website.

7.	Pre-Completion Covenants

7.1

Until Completion, each Seller shall, insofar as it is legally able to do so, and shall use all reasonable endeavours to procure that the Warrantors: (i) use all reasonable endeavours to ensure that the business of the Group will be carried on in the ordinary and usual course on the same basis and in substantially the same manner as immediately prior to the date of this Agreement, (ii) use all reasonable endeavours to preserve the goodwill and organization of the Group’s businesses and the relationships with its customers, suppliers, employees and other material business relations, and (iii) without limiting the generality of the foregoing, ensure that without the prior written consent of the Purchaser (not to be unreasonably withheld, delayed or conditioned), no Group Company will:

(a)

acquire, sell or otherwise dispose or transfer any shares, loan capital or other securities of any person (whether by merger, split up, contribution or any other transaction affecting its share capital);

(b)

increase, redeem or decrease its share or loan capital, authorize or issue any other securities, except for share capital increases or issuances of loan capital subscribed by a Group Company in another Group Company or redemption or decreases in share or loan capital by a Group Company from another Group Company;

(c)

declare or pay a dividend, an interim dividend or make any other distribution (whether in cash, stock or in kind) (other than a dividend or a distribution declared or paid from a Group Company to another Group Company);

(d)

make any amendment to the terms of any shares, loan capital or other securities of any Group Company (other than shares, loan capital or other securities of a Group Company held by another Group Company);

(e)	make any amendments to its constitutional or organizational documents (other than any amendment that would not require the vote of its shareholders);

(f)

make any material change in the nature of its business, or enter into new lines of business, including agreeing or entering into arrangements or agreements for providing management and ancillary services for active infrastructure or equipment, in each case on terms where the applicable member of the Group that is a party thereto is not able to terminate such arrangement or agreement on no more than 6 months’ prior written notice without any additional cost, expense, penalty or other liability or obligation imposed on any member of the Group in connection with such termination;

(g)	incorporate any Subsidiary companies or resolve the dissolution and/or winding-up of any of the Group Companies;

(h)

acquire all or part of any business undertaking (including by acquiring assets or securities) in a single transaction or series of related transactions, at a price or with a value in the aggregate in excess of US$5,000,000; provided that the acquisition in connection with the Airtel Tower Transaction shall not require the prior written consent of the Purchaser so long as the purchase price (including any assumed debt) therefor does not exceed US$21,000,000 (excluding any sales, value added, transfer, stamp or similar Taxes that may be borne by any Group Company in connection with the Airtel Tower Transaction);

(i)

dispose of all or part of any business undertaking (including by disposing of assets or securities), (1) in a single transaction or series of related transactions, at a price or with a value in the aggregate in excess of US$2,500,000; or (2) where such disposal would cause the aggregate value for all such disposals to exceed US$5,000,000;

(j)

enter into, vary, apply for, amend, renew, extend or terminate, or waive any right under, or voluntarily fail to renew any agreement for the construction, lease, occupation, operation or use of a site containing passive infrastructure for telecommunication services (including in-building solutions), except for:

(i)	entry into any individual site agreements under existing master lease agreements or BTS Agreements in connection with (A) new

Colocations, (B) additional loading capacity, energy use or ground space rental, or (C) the updating, reconfiguration or adjustment of installed equipment, each in the ordinary course of business;

(ii)	entry into new leases in the ordinary course of business for the use of such sites that are owned or operated by a Group Company on the Relevant Jurisdiction’s then-current market terms;

(iii)

renewals of leases for the use of such sites that are owned or operated by a Group Company that (A) have a remaining term of less than 18 months from time to time and/or (B) result in an increase in ground rent consistent with then prevailing market ground rent in the Relevant Jurisdiction;

(iv)

variations or amendments to any existing operation and maintenance contracts with respect to a site owned or operated by a Group Company, including the scope of work thereunder or any other term that would negatively affect the ability of the Group Company to comply with the service level obligations under then-existing agreements with customers, other than (A) where the service provider fails to perform its obligations in accordance with the terms and conditions of any such contract, (B) extension of the term of any such contract that is due to expire before the Longstop Date (as may be extended under the terms and conditions of the Agreement) of no more than 12 months, (C) price increases limited to the greater of (x) 5% on an aggregate basis in respect of such contract (as stated in LCY) and (y) the applicable local Consumer Price Index at the time of such price increase, and (D) any amendments or variations that would not adversely affect the operation of the applicable site or the Group Company’s obligations to its customers at such site;

(v)

waivers of rights under, variations or amendments to any existing master lease agreements or other equivalent framework agreements with respect to Colocations and BTS Agreements that are operationally driven and are neither material nor have an adverse economic impact on any Group Company;

(vi)	waivers of rights, variations or amendments that are operationally driven and are neither material nor have an adverse economic impact on any Group Company;

(vii)	adjustments in pricing pursuant to the terms of the relevant individual site agreements in effect on the date of this Agreement;

(viii)

variations or amendments that effect price discounts of not more than 5% (by reference to then-current rates) in any individual site agreements that are in effect as of the date of this Agreement with Tier 1 Customers or Tier 2 Customers; and

(ix)	enter into a master lease agreement and new Colocations with Lycamobile in Uganda;

(k)

(i) accelerate or delay the collection of receivables, grant volume rebates or discounts to customers or factor receivables, in each case outside the ordinary course of business or inconsistent with past practice or (ii) make any material payments other than in a manner consistent with previous dealings with the recipients of such payments, in each case outside the ordinary course of business or inconsistent with past practice;

(l)	make any change to the accounting bases, practices, policies or procedures in place within the Group Companies, except as required by applicable law or IFRS;

(m)

(i) make, change or revoke, or permit to be made, changed or revoked, any Tax election, or change any of its methods of accounting or reporting for Tax purposes, except as required by applicable law or (ii) settle any Tax audit, provided that nothing done, made, changed, revoked or permitted by the Sellers or the Warrantors without the consent of the Purchaser under this sub-Clause (m) shall restrict the right of the Purchaser to make a claim against the Sellers or the Warrantors (as appropriate) under any Transaction Document;

(n)

change its residence for Tax purposes or establish a permanent establishment or any other presence which may be subject to Tax under applicable law in a jurisdiction other than that of its current residence for Tax purposes;

(o)	make any material changes to its insurance policies;

(p)

institute or settle, or agree to settle, any litigation or injunction in respect of which the amount claimed is in excess of US$250,000 or series of related claims in excess of US$250,000 or which would result in a payment to or by any Group Company (excluding any insurance recoveries) greater than US$250,000;

(q)

(i) omit timely to make any filing with or pay any fees to any Governmental Authority necessary to maintain any operating licences (including timely payment of all licence renewal fees) or permits, (ii) terminate or fail to renew or extend any operating licence or permit (iii) agree to any modification or amendment of any of its operating licences or permits, or (iv) seek any new operating licences or material permits, in each case other than (A) as required by applicable law or any obligation of the Sellers under this Agreement, (B) as would not have a material and adverse effect on the relevant Group Company and (C) applications for new site permits (including build, aviation or airspace safety, environmental, radiation or fire permits) or the renewals, modifications or amendments thereof in the ordinary course of business;

(r)

incur any Indebtedness for borrowed money, other than in connection with (i) the financing of the Airtel Tower Transaction, or (ii) (A) the receipt of trade credit, (B) drawdowns under the Existing Facilities, or (C) use of available overdraft facilities, in each case (A), (B) and (C) in the ordinary course of business;

(s)

grant any loan to any third parties (including to directors, officers or employees of the Group Companies) outside the ordinary course of business or inconsistent with past practice, except payment terms for goods or services provided to any person and except for loans to another Group Company;

(t)	guarantee the obligation of any third party (other than another Group Company) outside the ordinary course of business or inconsistent with past practice;

(u)	create any Encumbrance over any part of its material assets outside the ordinary course of business or guarantee or indemnify the obligations of any third party (other than another Group Company);

(v)	enter into any material new agreement or amend or modify any existing material agreement with any trade union, works council or similar body of employee representatives;

(w)

pay any bonus or termination payment or other emolument to any Employee which is outside the ordinary course of business or is inconsistent with past practice, other than if such payment is or would be a Permitted Leakage;

(x)

appoint or remove any Senior Employee or director or make any amendment to the remuneration, bonus terms or terms of engagement of any Senior Employee or director, other than any removal of any Senior Employee or director for cause, other than if such action is or would be a Permitted Leakage;

(y)

vary or amend any management incentive plan of any Group Company or the terms of employment of, bonus or remuneration or other benefits of any nature whatsoever payable to any Senior Employee, in each case other than any variations made in the ordinary course of business, consistent with past practice, or if such action is or would be a Permitted Leakage;

(z)

terminate, renew, extend or make any material amendments or modifications to any Group Company’s existing office lease, other than an extension on a month-to-month basis of the term of the Group’s lease in respect of (i) 22-25 Eastcastle Street, London W1W 8DF to 11 January 2020, (ii) GoldCrest Executive, Al Thanyah Fifth, Dubai to 31 July 2020, (iii) Part of 9th Floor, Tower B, Reliable Towers on Land Reference Number 209/5959, Nairobi to 29 February 2020 and (iv) Part of 10th Floor, Tower B, Reliable Towers on Land Reference Number 209/5959, Nairobi to 29 February 2020, provided that, in each case, to the extent that, after the Sellers have taken all reasonable endeavours to extend such leases on a month-to-month basis, the Group is unable to obtain such extension, the Group may enter into longer extensions in respect of such leases, provided that the Sellers shall have taken all reasonable endeavours to ensure that such extensions contain an extension term as short as practically possible; or

(aa)	enter into any commitment or agreement to do any of the above.

7.2

For the purposes of this Clause 7, “the Sellers using all reasonable endeavours” shall refer to the Sellers exercising their respective rights through nominee directors on the board of directors of the Company (as applicable) and in their respective capacity as shareholders at the shareholders’ meetings of the Company in a manner consistent with this Clause 7.

7.3

Nothing in this Clause 7.1 shall operate so as to restrict or prevent, or so as to require any Seller, any of the Sellers’ respective Affiliates, or a Group Company to act in a manner that restricts or prevents, between the date of this Agreement and Completion:

(a)	any action specifically Disclosed in the Disclosure Letter;

(b)	any action reasonably required to satisfy the Eaton Towers Egypt Condition (provided such action does not impose any liability or obligation on the Purchaser or the Group following Completion);

(c)	any director or officer of any Seller, the Sellers’ respective Affiliates or any Group Company from complying with his or her fiduciary duties under applicable law;

(d)

any action reasonably undertaken by any Seller, the Sellers’ respective Affiliates or any Group Company in an emergency or other extraordinary situation with a view to minimizing any material adverse effect on any Seller, the Sellers’ respective Affiliates or Group Company;

(e)

any action or conduct which any Group Company is required to take, or omit to take, as a result of, or in order to comply with any, applicable law or regulation or any request or demand of any applicable Governmental Authority;

(f)

any action reasonably necessary to discharge any obligation pursuant to any contract, arrangement, licence or consent that is entered into prior to the date of this Agreement (to the extent such contract, arrangement, licence or consent has been Disclosed prior to the date of this Agreement);

(g)	any action taken at the written request of the Purchaser or with the written consent of the Purchaser; or

(h)	any matter provided for or action reasonably required to give effect to, including exercise of rights under, the Transaction Documents.

7.4

The Sellers’ Representative (on behalf of the Sellers) shall take all actions necessary to exercise the drag-along rights under, and cause the waiver of all rights of pre-emption or similar rights over any of the Shares conferred by, the articles of association of the Company and the shareholders’ agreement relating to the Company. The Sellers shall procure that all of the Shares shall be transferred to the Purchaser on Completion free of Encumbrances and the Purchaser shall not be required to proceed to Completion unless all of the Shares are so delivered to the Purchaser. True, correct and complete copies of all such notices and related materials delivered to the Other Shareholders shall be promptly delivered to the Purchaser.

7.5

Each of the Sellers shall use all reasonable endeavours to procure that the Purchaser and its representatives shall, at the Purchaser’s sole cost, be given reasonable access during normal working hours to: (i) Senior Employees; (ii) the information listed in, and in accordance with the terms of, the Access to Information Protocol (as defined in the Warranty Deed); and (iii) subject to the prior written consent of a Warrantor and under the supervision of a relevant Senior Employee, to the Group Companies’ management and premises, and (x) in the case of paragraphs (i) and (iii) above, such access shall be only as is reasonably required to facilitate the ownership transition process and only to the extent that such access does not unreasonably interfere with the operations of the Group Companies or the discharge by the Senior Employees of their day-to-day duties and responsibilities with respect to the Group Companies and further provided that such access shall in each case be given subject to the notice to and the general oversight by the Sellers’ Representative and (y) in the case of paragraphs (i), (ii) and (iii) above, such access shall be only to the extent that such access complies with applicable law (including competition or antitrust laws). Without limiting the generality of the foregoing and for the avoidance of doubt the obligations of the Sellers under this Clause 7.5 shall be provided subject to arrangement of appropriate clean room procedures that are reasonably satisfactory to the Purchaser and the Warrantors. Subject to the foregoing sentence, nothing in this Clause 7.5 shall entitle the Purchaser to access any information or document which is protected by legal professional privilege, which has been prepared by a Seller or a Group Company or their professional advisers with a view to assessing the merits of any claim or argument or which is of a commercially sensitive nature, provided that the Sellers’ Representative (on behalf of the Sellers) shall and shall use all reasonable endeavours to procure that the Group Companies shall use all reasonable endeavours to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Purchaser and the Group and implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defence agreement with respect to any information to be so provided, if the Purchaser and the Sellers’ Representative determine that doing so would reasonably permit the disclosure of such information without violating applicable law or jeopardising such privilege.

7.6

On or prior to Completion, the Sellers shall and shall use all reasonable endeavours to procure that the Group Companies shall take, in each case at the sole cost and expense of the Sellers (save to the extent it is Permitted Leakage), all action required to settle all outstanding amounts owing under any Affiliate Agreement and terminate all such Affiliate Agreements as of Completion (save in each case for the relevant rights (but not any liabilities or obligations) of the Group Companies set forth in the provisions of such Affiliate Agreements as are set out in Schedule 8, each of which shall each survive and remain in full force and effect after Completion) without any surviving obligations or liability to the Group or the Purchaser after Completion.

7.7

Each of the Sellers shall use all reasonable endeavours to procure that the Group Companies take all actions reasonably necessary to cause all securities which have been issued by the Group Companies (other than the Company) and which are not held by another Group Company to be transferred to, on or prior to the Completion Date, a person nominated in writing not more than 60 days following the date of this Agreement by the Purchaser free and clear of all Encumbrances such that following such transfers, and in each case on Completion, all of the share capital of each of the Group Companies will be owned (directly or indirectly) by the Purchaser or its nominees. True, correct and complete copies of all related documents shall be promptly delivered to the Purchaser.

7.8

The Sellers shall use all reasonable endeavours to procure that the Group Companies make payment of all applicable licence fees, and submit all applicable compliance or equivalent filings, to the extent such payments and filings remain outstanding, in respect of (a) the Kenya A Network Facilities Provider-Tier 2 licence (Licence No. TL/NFP/T2/00025) (the Licence) issued by the Communications Authority and a Tier 2 Compliance Certificate granted to Eaton Towers Kenya Limited (Licence No TL/NFP/T2/00025) for the year 2019/2020, and (b) the Uganda Public Infrastructure Provider Licence issued by the Uganda Communications Commission under the Uganda Communications Act No.1 of 2013 and its Regulations, in accordance with the terms of a Public Infrastructure Provider Licence Agreement (PIP Licence Agreement) dated 17 April 2012, entered into between the Government of the Republic of Uganda, the UCC and Eaton Towers Uganda Limited.

7.9

The Sellers shall use all reasonable endeavours to procure that the Group Companies deliver valid notices of termination under the employment contracts of all of the Group’s employees located in London and Dubai, in each case on or prior to Completion, with such terminations to be effective on and from Completion (save to the extent of any applicable notice periods under such employees’ employment contracts which may continue following Completion, in respect of which the relevant Group Company shall make payments in lieu of notice).

7.10

From and after the date of this Agreement and until Completion, the Sellers shall use all reasonable endeavours to procure that the relevant Group Companies use all reasonable endeavours, at the cost of the Group, to wind up, dissolve or liquidate, as the case may be, prior to Completion (i) Eaton Towers (Lilongwe) Limited, (ii) Eaton Towers South Africa (M) Limited and (iii) Goodison One Hundred Twenty Limited.

7.11

Without limiting the generality of Clause 7.1, from and after the date of this Agreement and until Completion, the Sellers shall use all reasonable endeavours to procure that the Group Companies use all reasonable endeavours and cooperate with the Purchaser’s reasonable requests, at the Purchaser’s sole cost, to (A) procure the post-Completion retention of the employment or engagement by the Group of members of the senior management teams (including the managing directors, deputy managing directors and chief financial officers) of the Group in each of Niger and Burkina Faso, in each case identified by the Purchaser in its sole discretion; and (B) assist the Purchaser in identifying those employees of the Group Companies that the Purchaser may wish to retain post-Completion, and taking such steps as the Purchaser reasonably requests to ensure the retention of such employees. For the avoidance of doubt, no Seller and no Group Company shall have any obligation to incur any out-of-pocket expenses or otherwise pay amounts in connection with this Clause 7.11 if this Agreement is validly terminated in accordance with its terms, and any such expenses or other payments incurred by any Seller or Group Company shall be promptly reimbursed in full by the Purchaser in connection with any such valid termination other than a termination resulting from a breach of this Agreement by the Sellers.

7.12

Without limiting the generality of Clause 7.1, from and after the date of this Agreement and until Completion, the Sellers shall use all reasonable endeavours to procure that the Group Companies use all reasonable endeavours to ensure that the Group is not in default under any of the Group’s Existing Indebtedness instruments, including in respect of the Group’s obligations thereunder to maintain coverage or leverage ratios in accordance with the applicable terms of such instruments.

7.13	The Purchaser may elect, at its option and at its sole cost, by giving the Sellers’ Representative written notice not later than 20 Business Days from the date of this Agreement:

(a)

in addition to the payment of the Consideration, to repay on Completion, on behalf of the Group Companies, or request that the Sellers use reasonable endeavours to procure that the relevant Group Company repays, the full amount of the Existing Indebtedness in accordance with the terms of the Existing Facilities, and to request that the Sellers use reasonable endeavours to procure that the relevant Group Company obtains pay-off letters in customary form with appropriate Encumbrance releases (subject to completion of any administrative procedures set forth therein to effect such release) reasonably acceptable to the Purchaser in respect of each Existing Facility, to be delivered on or around the Completion Date; or

(b)

assume on Completion the full amount of the Existing Indebtedness in accordance with the terms of the Existing Facilities and request that the Sellers use reasonable endeavours to procure that the receipt of all necessary waivers in respect of any provisions regarding mandatory repayment of Existing Indebtedness in connection with the consummation of the transactions contemplated by this Agreement, and the Sellers shall, and shall use reasonable endeavours to ensure that the relevant Group Companies shall, cooperate in good faith with the Purchaser in fulfilling any tasks which the Purchaser, acting reasonably, may request and that are required for the repayment or assumption of the Existing Indebtedness pursuant to this Clause 7.12, it being agreed that (i) no Seller and no Group Company shall have any obligation to incur any out-of-pocket expenses or otherwise pay amounts for that purpose and any such expenses or other payments incurred by any Seller or Group Company on the Purchaser’s written request shall be promptly reimbursed in full by the Purchaser; and (ii) in the event the Purchaser elects the repayment of the Existing Indebtedness pursuant to sub-Clause (a), the Purchaser shall make funds available to the Group Companies for such repayment. The Sellers shall use reasonable endeavours to ensure that the relevant Group Companies shall not agree to pay any fees, premiums or other charges to any lenders in relation to the early repayment of, or assumption by the Purchaser of obligations under, the Existing Facilities without the prior written consent of the Purchaser.

7.14

Until Completion, the Purchaser shall not, and shall procure that any Related Person shall not, without the prior written consent of the Sellers’ Representative, solicit the employment of or hire of any Restricted Person, whether directly or indirectly, nor enter into any employment, consultancy or service relationship with any Restricted Person, provided that the foregoing restrictions shall not prevent the Purchaser or the relevant Related Person from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website.

7.15

Until Completion, the Purchaser, on the one hand, and each of the Sellers, on the other hand, shall not and shall procure that any Related Person and any director, officer or employee of the Purchaser or any Related Person, or the Sellers or any Related Person, respectively, shall not make or issue any statement or comment (whether orally or in writing) regarding the transactions contemplated by this Agreement to any customer of (a) the Purchaser or any Related Person or (b) any Group Company, in each case that is inconsistent with or is contrary to the Customer Statements.

8.	Completion

8.1

Completion shall take place at the Company’s offices (or at any other place as may be agreed in writing between the Sellers’ Representative (on behalf of the Sellers) and the Purchaser) on the last day of the month during which the last of the Conditions is satisfied (except if such day is not a Business Day, Completion shall take place on the next following Business Day), provided that if the last day of such month is less than four Business Days after the day on which the last of the Conditions is satisfied, Completion shall take place on the last day of the following month (except that if such day is not a Business Day, Completion shall take place on the next following Business Day), or at such other time and on such other date as the Parties may agree in writing (such date, the “Completion Date”). Notwithstanding the foregoing, the Completion Date shall be no earlier than 10 Business Days after the delivery by the Sellers’ Representative of the Estimated Interim Amount, and no earlier than four Business Days after the delivery by the Sellers’ Representative of its statement of Notified Leakage, in each case in accordance with Clause 3.4. Notwithstanding the foregoing, the Purchaser shall be entitled, in its sole and absolute discretion by written notice to the Sellers’ Representative no later than two Business Days prior to the proposed Completion Date, to defer the Completion Date until the earlier of (i) the date on which the Purchaser enters into an agreement with MTN with respect to the purchase or sale of equity interests from or to the counterparties to the MTN Agreements in connection with the consummation of the transactions contemplated by this Agreement, and (ii) the Longstop Date.

8.2	At Completion:

(a)	the Sellers shall do all those things required of them in accordance with Part A of Schedule 3; and

(b)	the Purchaser shall do all those things required of it in accordance with Part B of Schedule 3.

8.3	No Party shall be obliged to complete this Agreement unless:

(a)	the other Parties comply with their respective obligations to be undertaken at or prior to Completion under this Clause 8 and Schedule 3; and

(b)	the sale and purchase of all of the Shares is completed simultaneously, which constitute the entire issued share capital of the Company.

8.4

If a Party fails to comply with its respective obligations to be undertaken at or prior to Completion under this Clause 8 and Schedule 3, the other Party shall be entitled, in its sole and absolute discretion (without prejudice to any other remedies or accrued rights which it may have against the non-compliant Party), by written notice to the non-compliant Party, to:

(a)	defer Completion for a period of 30 days; or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder).

8.5

If Completion has been deferred pursuant to Clause 8.4(a) by a Party and the non-compliant Party fails to comply with its obligations to be undertaken at or prior to Completion under this Clause 8 or Schedule 3 on the deferred Completion Date, then the Party that deferred Completion shall be further entitled, in its sole and absolute discretion (without prejudice to any other remedies or accrued rights which it may have against the non-compliant Party) by written notice to the non-compliant Party, to terminate this Agreement without liability on its part, subject to Clause 8.6.

8.6	If this Agreement is terminated pursuant to Clause 8.5, all of the provisions of this Agreement shall cease to have effect except that:

(a)	this Clause 8.6 and Clauses 1, 5 6.11, 6.12, 6.13 and 12 to 27 (inclusive) shall continue to apply following such termination; and

(b)

such termination shall be without prejudice to any rights and obligations already arisen in connection with or by virtue of any breach of this Agreement and liability already accrued (subject to the limitations set forth in this Agreement) prior to the termination of this Agreement.

8.7	This Agreement shall, as regards the Sellers’ Warranties, the Purchaser Warranties and any other of its provisions remaining to be performed or capable of having or taking effect following the Completion Date, remain in full force and effect following the Completion Date.

9.	Sellers’ Warranties and Undertakings

9.1	Each Seller warrants to the Purchaser that each of such Sellers’ Warranties is true, accurate and not misleading at the date of this Agreement and immediately before Completion.

9.2

Each Seller undertakes to disclose in writing to the Purchaser anything which is or is reasonably likely to constitute a material breach of such Seller’s Warranties as soon as reasonably practicable upon it coming to its notice both before or at the time of Completion.

9.3

Where a Sellers’ Warranty relates to the Sellers or Sellers’ Shares, each Seller shall only be taken to give that warranty in relation to itself or its own Sellers’ Shares, as applicable, and not in relation to any other Seller or Sellers’ Shares.

9.4	The Sellers’ liability for Relevant Claims shall be limited or excluded, as the case may be, as set out in Schedule 5.

9.5

As concerns any Sellers’ Warranties that are expressed to be given subject to the knowledge of the Sellers, in respect of each Seller, such Sellers’ Warranties are given solely on the basis of such Seller’s actual awareness at the date of (and not prior to the date of) this Agreement, having made due and careful inquires of the Warrantors to the extent relevant, provided that no Seller shall be imputed with the knowledge of, or be deemed to have the constructive knowledge of, any other person.

9.6	The Parties agree and acknowledge that, without prejudice to the termination rights explicitly set out in this Agreement, no party shall be entitled to rescind this Agreement.

9.7	Each of the Sellers’ Warranties shall be construed as a separate and independent warranty and shall not be restricted or limited by reference to any other warranty or any term of this Agreement.

9.8

From and after Completion each Seller undertakes to indemnify and hold harmless the Purchaser for all Losses (including liabilities in respect of Tax and the loss of any Reliefs) suffered by the Purchaser or the Group Companies as a result of or in connection with:

(a)

the operations of, or winding-down, dissolution, liquidation or other similar proceeding in respect of, (i) Eaton Towers (Lilongwe) Limited, (ii) Eaton Towers South Africa (M) Limited and (iii) Goodison One Hundred Twenty Limited as outlined in the steps paper set out in annex A to the Disclosure Letter, including any Losses arising from such reorganisation being implemented otherwise than in accordance with such steps paper, but excluding any stamp duty or similar Taxes payable in connection with the capitalization in accordance with such steps paper of intra-group debt owed by Goodison One Hundred Twenty Limited to Eaton Towers Limited up to KES25,534,843.10 in the aggregate, which shall be borne by the Group;

(b)	satisfaction of the Eaton Towers Egypt Condition;

(c)	the MIPSs, including payments to participants in the MIPs in connection with the transactions contemplated by this Agreement and the settlement and termination of the MIPs; and

(d)

(i) the operation, termination and winding-up of the Eaton Towers Holdings Limited Employee Benefit Trust and (ii) the write-off, cancellation, termination or other non-cash settlement of the EBT Loan, in each case, other than with respect to the principal amount thereof.

9.9

Each Seller shall use all reasonable endeavours to procure the termination and wind-up, as soon as reasonably practicable following the Completion Date, of the Eaton Towers Holdings Limited Employee Benefit Trust.

9.10

From and after Completion each Seller shall not, nor will it permit any of its Affiliates to, use any name, phrase or logo incorporating “Eaton” or such corporate design logo or its color scheme in any agreements or other business materials or products. Without limiting the generality of the foregoing, at or as soon as reasonably practicable following Completion, but in no event later than twenty (20) Business Days following the Completion Date, the Sellers shall, and shall cause each of their respective Affiliates to, change the name of any related entities, including Eaton Towers Group plc, so that they cease to use the “Eaton” name. For the avoidance of doubt, this Clause 9.10 shall not apply to the use of “ETW” in the name of any Seller or its Affiliates or related persons.

10.	Purchaser’s and Guarantor’s Warranties

10.1	Each of the Purchaser and the Guarantor jointly and severally warrants to each Seller that:

(a)

it has the power to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)

this Agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of it, in accordance with its terms;

(c)

the execution and delivery by it of this Agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of it under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitutional documents; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound;

(d)

other than as contemplated by this Agreement or other Transaction Document, all material authorisations from, and material notices or filings with, any Governmental Authority that are necessary to enable it to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with in all material respects; and

(e)

it has (and at Completion will have) access to immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its payment obligations under this Agreement, and each of the other Transaction Documents to which it is or will be a party,

(each, when given by the Purchaser, a “Purchaser Warranty” and, when given by the Guarantor, a “Guarantor Warranty”).

10.2	Immediately before Completion, each of the Purchaser and the Guarantor is deemed to severally warrant to each Seller that each Purchaser Warranty and each Guarantor

Warranty, respectively, is true, accurate and not misleading as at the date of this Agreement and immediately before Completion.

11.	Restraints

11.1	In this Clause 11, unless clearly inconsistent with the context, words and phrases defined hereunder shall bear the meanings assigned to them in this Clause 11.1:

(a)

“Land Rights” shall mean any ownership, lease, sublease, licence, development, usufruct, servitude, management use, marketing right, occupancy, agency or other rights (including economic rights such as rights to rental income) of any nature, to or in respect of any immovable property or improvements to immovable property in the Territory;

(b)	“Restraint Period” shall mean a period of eighteen months from Completion; and

(c)	“Territory” shall mean the countries of Ghana, Kenya, Burkina Faso, Niger, Uganda and South Africa.

11.2

CIPEF ETW (Jersey) Limited hereby undertakes in favour of the Purchaser (on behalf of itself and as agent and trustee for all other members of the Purchaser’s Group), in order to protect the value of the Shares, that it will not, and will procure that none of its Related Persons shall, either alone or jointly, during any part of the Restraint Period:

(a)

whether as proprietor, partner, shareholder, member, trustee, beneficiary, employee, consultant, contractor, financier, director, officer, agent, representative or otherwise, and whether for reward or not, directly or indirectly:

(i)	carry on in the Territory any undertaking or activity which is competitive with the business of the Group Companies as it existed on Completion;

(ii)

have a debt or equity interest or holding in any company, close corporation, firm, undertaking or concern operating in any part of the Territory which is competitive with the business of the Group Companies as it existed on Completion; or

(iii)

solicit or agree to acquire, negotiate with a view to acquiring, hold or exercise any Land Rights relating to any tower sites in the Territory (foregoing sub-Clauses (a) to (c) (inclusive), referred to hereinafter as a “Competitive Activity”); or

(b)

solicit the employment of or hire any one or more of the employees of the Group as at Completion, whether directly or indirectly, nor enter into any employment, consultancy or service relationship with any such person.

11.3	The restrictions in Clause 11.2(a) shall not:

(a)

prevent CIPEF ETW (Jersey) Limited or any Related Person from holding shares or debentures in a listed company which confer not more than 5% of the votes which could normally be cast at a general meeting of that company;

(b)

in the case of the restrictions in clauses 11.2(a) and 11.2(b), apply (or as the case may be shall cease to apply) to the extent that CIPEF ETW (Jersey) Limited or the relevant Related Person after Completion acquires any company or group of companies, or its business, with headquarters outside the Territory (“Acquired Group”) and, as a result of that acquisition, acquires a company or business which carries on a Competitive Activity referred to in Clauses 11.2(a) or 11.2(b) (“Competing Entity”), provided that such Competing Entity represents less than 10% of the gross asset value of the Acquired Group. CIPEF ETW (Jersey) Limited or the relevant Related Person shall be required to use all reasonable endeavours to divest such Competing Entity to the extent engaging in such a Competitive Activity within twelve (12) months after consummation of such acquisition and to the extent that CIPEF ETW (Jersey) Limited or the relevant Related Person is unable to do so within such 12-month period, the Purchaser shall have the option expiring one calendar month from the expiry of such 12-month period to acquire such Competing Entity at its fair market value as determined by independent accountants mutually acceptable to CIPEF ETW (Jersey) Limited or the relevant Related Person, on the one hand, and the Purchaser, on the other hand;

(c)

apply (or as the case may be shall cease to apply) to the extent that CIPEF ETW (Jersey) Limited or the relevant Related Person after Completion is acquired by any company or business or merges with any company or business in a bona fide arms-length transaction with an unaffiliated third party, which carries on a Competitive Activity or which subsequently elects to directly or indirectly carry on such a Competitive Activity; or

(d)	prevent CIPEF ETW (Jersey) Limited or the relevant Related Person from carrying on the business or range of business carried on by such person at Completion outside the Territory.

11.4

The restrictions in Clause 11.2(b) shall not prevent CIPEF ETW (Jersey) Limited or the relevant Related Person from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website.

11.5	Clause 11.2 may be enforced by the relevant member of the Purchaser’s Group against the Sellers under the Contracts (Rights of Third Parties) Act 1999.

11.6

No Seller shall use the proceeds received by it under this Agreement in breach of any Sanctions (as defined in the Warranty Deed), including by directly transferring such proceeds to any person who is the subject of Sanctions.

11.7

CIPEF ETW (Jersey) Limited agrees that the restrictions contained in this Clause 11 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and the Group, but if any such restriction shall be held to be void, but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

12.	Confidential Information

12.1

Subject to Clause 12.2 and Clause 13, each Seller undertakes to the Purchaser, acting for itself and as agent and trustee for the Purchaser’s Group, and the Purchaser undertakes to each of the Sellers, that the Sellers or the Purchaser (and the Purchaser’s Group) (as the case may be) shall treat as confidential all information:

(a)	received or obtained as a result of entering into or performing this Agreement which relates to:

(i)	the other Parties and their respective Affiliates (the “Disclosing Party”);

(ii)	the provisions or the subject matter of this Agreement or any Transaction Document and any claim or potential claim thereunder;

(iii)	the negotiations relating to this Agreement or any Transaction Documents; and

(b)	in the case of the Sellers, relating to the Group that is not publicly available.

12.2	Clause 12.1 does not apply to disclosure of any such information as is referred to in that Clause by a Party:

(a)

which is required to be disclosed by applicable law, by a rule of a listing authority or stock exchange to which any Party (or member of the Purchaser’s Group) is subject or submits or by a Governmental Authority or other authority with relevant powers to which any Party is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall, if permitted by law and so far as is practicable, be made after consultation with, in the case of disclosure by the Purchaser or the Company, the Sellers’ Representative or, in the case of disclosure by any Seller, the Purchaser and after taking into account the reasonable requirements of the Sellers’ Representative or the Purchaser (as applicable) as to its timing, content and manner of making or despatch;

(b)

to an adviser for the purpose of advising in connection with the transactions contemplated by this Agreement or any Transaction Document or any future transactions relating to the Group or any of its assets provided that such disclosure is necessary for these purposes and is on the basis the Party disclosing such information procures that such adviser keeps such information confidential on the same terms which apply to the Disclosing Party under this Agreement;

(c)

to a director, officer, employee or auditor of the Purchaser or a Group Company whose function requires him to have the relevant confidential information and is on the basis the Party disclosing such information procures that such adviser keeps such information confidential on the same terms which apply to the Disclosing Party under this Agreement;

(d)

to the extent such Party is an investment fund or which holds or held Shares on behalf of such a fund to: (i) the manager of, adviser to, participant or investor or prospective participant or investor in, that fund, and (ii) to the manager of, adviser to, participant or investor or prospective participant or investor in a fund which has the same manager or adviser as a fund to which Clause 12.2(d)(i) applies, in each case on the basis the Party disclosing such information procures that such receiving person keeps such information confidential on the same terms which apply to the Disclosing Party under this Agreement;

(e)	which is required to be made to a Tax Authority in connection with the Tax affairs of a Party or any of its Affiliates, provided, that, to the extent reasonably practicable, advance written notice of such disclosure shall be provided to the other Parties;

(f)

which is required to enable any person to enforce its rights under this Agreement including to defend itself against any claim thereunder or under any other Transaction Document or for the purpose of any judicial proceedings;

(g)

in the case of the Purchaser, to any potential third party debt financier, being an internationally recognised bank or other financial institution, in connection with the consummation of the transactions contemplated by this Agreement; or

(h)

to the extent that the information has been made public by, or with the consent of, the Disclosing Party or is in or comes into the public domain otherwise than as a result of a breach of any undertaking or duty of confidentiality by any Party.

12.3

The restrictions contained in this Clause 12 shall continue to apply after Completion, save that the Purchaser shall not be bound by any obligation of confidentiality under this Clause 12, any confidentiality agreement entered into by the Purchaser or any member of the Purchaser’s Group in connection with the transactions contemplated by this Agreement or otherwise following Completion in respect of information relating to the Group.

12.4

For the avoidance of doubt, but without prejudice to any obligations under this Clause 11, the Purchaser acknowledges that Affiliates of each of the Sellers are investment advisers which advise their respective clients with respect to investments in entities engaged in industries or businesses similar to those conducted by the Group and that certain confidential information obtained by the Sellers or their Affiliates prior to the Completion Date may influence such investment advisers’ views on such other investments, in each case subject to the terms and conditions set forth herein.

13.	Announcements

13.1

Subject to Clause 7.15 and Clause 13.2, no Party may, before or after Completion, make or issue a public announcement, communication or circular (each, an “announcement”) concerning the existence of, or the transactions referred to in, this Agreement unless it has first obtained the written consent of the Sellers’ Representative (in the case of a proposed announcement by the Purchaser) or the Purchaser (in the case of a proposed announcement by a Seller or the Sellers’ Representative), which shall not be unreasonably withheld, conditioned or delayed.

13.2

Clause 13.1 shall not apply to a public announcement, communication or circular required by applicable law, by a rule of a listing authority or stock exchange to which any Party (or the Purchaser’s Group) is subject or submits, or by a Governmental Authority or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall, if permitted by law and so far as is practicable, be made or issued after consultation with, in the case of one to be made or issued by the Purchaser, the Sellers’ Representative or, in the case of one to be made or issued by the Sellers, the Purchaser and after taking into account the reasonable requirements and other comments of the Sellers’ Representative or the Purchaser (as applicable) as to its timing, content and manner of despatch.

13.3	The restrictions contained in Clause 13.1 and Clause 13.2 shall continue to apply after the termination of this Agreement.

14.	Guarantee by the Guarantor

14.1	In consideration of the entry by each Seller into this Agreement, the Guarantor unconditionally and irrevocably:

(a)	guarantees to the Sellers the payment when due of all amounts payable by the Purchaser under or pursuant to this Agreement;

(b)

undertakes to ensure that the Purchaser will perform when due all of its payment obligations, undertakings, warranties and indemnities under or pursuant to this Agreement and the other Transaction Documents;

(c)

agrees that if and each time that the Purchaser fails to make any payment when it is due under or pursuant to this Agreement or any other Transaction Document, the Guarantor shall forthwith upon demand (without requiring any Seller first to take steps against the Purchaser or any other person) pay that amount to the Sellers as if it were the principal obligor in respect of that amount (subject to all applicable defences of the Purchaser in connection therewith); and

(d)

agrees as principal debtor and primary obligor to indemnify each Seller against all Losses sustained by it flowing from any non-payment or other failure by the Purchaser to comply with its obligations under or pursuant to this Agreement or any other Transaction Document.

14.2

The Guarantor’s obligations under this Clause 14 shall not be affected, impaired, reduced or released by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, the Purchaser or any other person;

(b)

the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement, any other Transaction Document or any right, guarantee, remedy or security from or against, the Purchaser or any other person;

(c)	any variation or change to the terms of this Agreement or any other Transaction Document;

(d)	any insolvency or similar proceedings; or

(e)	any illegality, unenforceability or invalidity of any obligation of the Purchaser, so that this Agreement shall be construed as if there were no such illegality, unenforceability or invalidity.

14.3

Subject to Clause 14.8, until all amounts which may be or become payable by the Purchaser under this Agreement and the other Transaction Documents have been irrevocably paid in full the Guarantor shall not as a result of this Agreement or any payment or performance under this Agreement be subrogated to any right or security of any Seller or claim or prove in competition with any Seller against the Purchaser or any other person or claim any right of contribution, set-off or indemnity.

14.4

The Guarantor will not take or hold any security from the Purchaser in respect of this Agreement and any such security which is held in breach of this provision will be held by the Guarantor in trust for the Sellers.

14.5

The Guarantor must reimburse the Sellers for all legal and other costs (including irrecoverable VAT) incurred by the Sellers in connection with the enforcement of the Guarantor’s obligations under this Clause 14.

14.6

Subject to Clause 14.8, the Guarantor’s guarantee is to be a continuing guarantee and accordingly is to remain in force until all the guaranteed obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Seller may now or hereafter have or hold for the performance and observance of the guaranteed obligations.

14.7

As a separate and independent stipulation the Guarantor agrees that any of the guaranteed obligations (including any moneys payable) which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser or the dissolution, amalgamation, reconstruction or reorganisation of the Purchaser or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

14.8

Notwithstanding anything to the contrary herein, the Guarantor’s obligations under this Clause 14 shall terminate and be of no further force or effect from and after the earlier of the termination of this Agreement in accordance with its terms and Completion, provided that to the extent that any payment shall be due by the Purchaser to any Seller pursuant to or under this Agreement, the Guarantor’s obligations under this Clause 14 shall continue in full force and effect in respect of such payment obligation of the Purchaser until the date on which such payment has been made in full in accordance with the applicable terms of this Agreement and in full satisfaction of the Purchaser’s obligations in relation thereto, at which point the Guarantor’s obligations under this Clause 14 shall terminate and be of no further force or effect.

15.	Sellers’ Representative

15.1

Subject to Clause 15.2, each Seller hereby appoints CIPEF ETW (Jersey) Limited as its representative (the “Sellers’ Representative”). The Sellers’ Representative shall have full authority to execute and deliver the Escrow Agreement and other Transaction Documents, to give and receive notices and communications, to receive payments under or pursuant to this Agreement and the other Transaction Documents and to disburse such payments to the Sellers, to authorise release of funds from the Relevant Claim Escrow Account in satisfaction of Relevant Claims by the Purchaser, to authorise release of funds from the Interim Amount Escrow Account, to object to release of funds from either the Relevant Claim Escrow Account or the Interim Amount Escrow Account to the Purchaser, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of arbitrators or courts with respect to such Relevant Claims or matters under the other Transaction Documents, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing; provided that (a) the relevant Seller’s prior written consent to any such action to be taken by the Sellers’ Representative shall be required in relation to a Relevant Claim against the relevant Seller only and (b) the Sellers’ Representative may not proportionately disadvantage a Seller (based on the pro rata portion of the Consideration received by the Sellers) without such Seller’s prior written consent.

15.2

Any person serving as Sellers’ Representative hereunder may resign at any time upon giving at least thirty days’ written notice to the Parties. Upon such resignation and with the written approval of the Purchaser (not to be unreasonably withheld, delayed or conditioned; provided that such approval shall not be required from the Purchaser if the successor entity is a wholly-owned subsidiary of CIPEF ETW (Jersey) Limited), the Sellers shall appoint a successor to such person within such thirty day period and shall promptly notify the Purchaser of such appointment. Such representation may be changed by the Sellers from time to time upon not less than thirty days’ prior written notice to the Purchaser and subject to the written approval of the Purchaser (not to be unreasonably withheld, delayed or conditioned); provided, however, that no person serving as Sellers’ Representative may be removed unless holders of a majority interest in the Relevant Claim Escrow Amount agree to such removal and to the identity of the substituted representative. Any vacancy in the position of Sellers’ Representative may be filled by approval of the holders of a majority interest in the Relevant Claim Escrow Amount. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive compensation for its services.

15.3

Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers. The Sellers’ Representative shall pass (and for the purposes of this Agreement shall be deemed to have passed) any notices received pursuant to this Agreement on behalf of a Seller to such Seller without undue delay.

15.4

Signature of this Agreement by the Sellers’ Representative constitutes its acceptance of its appointment as Sellers’ Representative. Signature of this Agreement by the Sellers constitutes (a) their acknowledgement that the Sellers’ Representative is so authorised to act on their behalf to the extent set forth and as contemplated by this Agreement, and (b) their undertaking, at the Purchaser’s request, to ratify any step taken or commitment made by the Sellers’ Representative on the relevant Seller’s behalf, but only to the extent that the Sellers’ Representative is authorized to take such step or make such commitment pursuant to this Agreement in accordance with this Agreement or the Escrow Agreement or any other Transaction Document.

15.5

Each Seller agrees that the Sellers’ Representative shall not be liable to any Seller for any act or omission in connection with the performance by it of any of its duties, functions or role as Sellers’ Representative pursuant to this Agreement (or, for the avoidance of doubt, the Escrow Agreement or any other Transaction Document), except in the case of wilful default, fraud or gross negligence. Each Seller agrees not to bring any action or claim against the Sellers’ Representative in connection with the Sellers’ Representative’s appointment as Sellers’ Representative and/or in relation to any action which the Sellers’ Representative has taken or omitted to take in the past or may in the future take or omit to take in its capacity as the Sellers’ Representative, except in the case of wilful default, fraud or gross negligence. The Sellers shall, based on their Relevant Proportions, severally indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any Loss incurred without wilful default, fraud or gross negligence on the part of the person serving as Sellers’

Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any outside legal counsel retained by the Sellers’ Representative.

15.6

The Purchaser may rely upon any decision, act, consent or instruction of the Sellers’ Representative on behalf of the Sellers in connection with this Agreement, the Escrow Agreement or any other Transaction Document as being the decision, act, consent or instruction of each Seller. In furtherance of the foregoing, the Purchaser may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Sellers’ Representative or actions omitted to be taken by the Sellers’ Representative in connection with this Agreement, a Transaction Document and the transactions contemplated hereby and thereby. Any notice or communication delivered by the Purchaser to the Sellers’ Representative shall be deemed to have been delivered to all Sellers. Notwithstanding anything to the contrary herein, each Seller acknowledges and agrees that the Purchaser shall be entitled to rely upon the allocation by the Sellers’ Representative of any amounts payable pursuant to this Agreement among the Sellers, and, subject to actual payment of any such amounts by the Purchaser to the Sellers’ Representative, the Purchaser shall not have any liability to any Seller or any other person with respect to any claim that the amounts paid by the Sellers’ Representative to the Sellers are incomplete or inaccurate. Any payment by the Purchaser to the Sellers’ Representative under this Agreement or any other Transaction Document will be considered a payment by the Purchaser to the applicable Sellers.

16.	Sellers’ Liability

The obligations and covenants and undertakings of the Sellers under the Transaction Documents shall be several and not joint or joint and several obligations and covenants and undertakings, and each Seller shall only be responsible for fulfilling its own obligations under the Transaction Documents and shall not be liable or responsible for any act or omission of any other Seller or the failure of any other Seller to fulfil its respective obligations.

17.	Variation and Waiver

17.1	No variation or amendment of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

17.2

Any failure by any Party to exercise, or any delay by it in exercising, any right, power or remedy provided for in this Agreement or by law shall not affect or constitute a waiver of such right, power or remedy.

17.3	Any single or partial exercise of any right, power or remedy provided for in this Agreement or by law shall not preclude any other or further exercise of it or any other right, power or remedy.

18.	Further Assurance

The Parties shall at their own cost and expense, and shall procure that their respective Affiliates shall at their own cost and expense, do, execute and perform all such further deeds, documents, assurances, acts and things as may be reasonably required to give effect to the terms of this Agreement and to secure for each of the Sellers or the Purchaser (as the case may be) the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

19.	Assignment

Without the written consent of the Sellers’ Representative, the Purchaser may not, and without the written consent of the Purchaser, no Seller may, assign or transfer this Agreement or any of its rights or obligations under this Agreement, save that each Party may assign the benefit of, or any of its rights under, this Agreement to any of its Affiliates provided that:

(a)

the assignee shall procure that any such person to whom it assigns any of its rights under this Agreement shall assign such rights back to the assignor immediately prior to it ceasing to be an Affiliate of such Party; and

(b)	in the event of such assignment the liability of any Party shall not be greater than that Party’s liability would have been to the other Parties had the assignment not taken place.

20.	Costs and Expenses

Except as otherwise provided in this Agreement or in any Transaction Document, the Sellers shall bear their own, and the Purchaser shall bear its own, costs and expenses arising out of or in connection with the negotiation, preparation, execution and implementation of this Agreement and the transactions contemplated by it and all other Transaction Documents. The Sellers, on the one hand, and the Purchaser, on the other hand, shall each bear fifty percent (50%) of the costs, fees and expenses of the Escrow Agent.

21.	Interest

If any Party fails to pay a sum due from it under this Agreement on the due date for such payment, that Party shall pay interest at the Agreed Rate (accrued daily and compounded monthly) on the overdue sum from the due date of payment until the date on which its obligations to pay the sum are discharged.

22.	Entire Agreement

22.1

This Agreement and the other Transaction Documents constitute the entire agreement between the Parties. They supersede any previous agreements relating to the transactions contemplated by this Agreement and the subject matter of the Transaction Documents and set out the complete legal relationship of the Parties arising from or connected with that subject matter.

22.2	Nothing in this Clause 22 shall have the effect of limiting any liability arising from fraud.

22.3

Each Party acknowledges that in entering into the Transaction Documents it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in the Transaction Documents.

23.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the laws of any other jurisdiction of that or any other provision of this Agreement.

24.	Rights of Third Parties

Except as expressly provided in Clause 11, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

25.	Notices

25.1

Any notice or other communication given under or in connection with this Agreement shall be in writing, in the English language and may be served by delivering it personally or sending it by internationally recognized courier, or email to the address and for the attention of the relevant Party set out in Clause 25.3 (or as otherwise notified by that Party under this Agreement).

25.2	Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	if sent by internationally recognized courier, four Business Days after posting it; and

(c)	in the case of email, upon receipt by the sender of a read receipt (or other appropriate evidence) that the email has been received by the addressee.

25.3	The addresses of the Parties for the purpose of this Clause are:

if to the Sellers, to the Sellers’ Representative:

Address:	c/o Capital Group Private Markets Inc 6455 Irvine Center Drive Irvine, CA 92618 USA

For the attention of:	Private Equity Accounting & Administration (C-3A)
Email:	ciipe_accounting@capgroup.com

with a copy (which shall not constitute notice) to:

Address:	12 Castle Street St Helier Jersey JE2 3RT Channel Islands

For the attention of:	Alastair Worthy
Email:	alastair.worthy@capita.je

Address:	Debevoise & Plimpton LLP 65 Gresham Street

London EC2V 7NQ United Kingdom

For the attention of:	E. Raman Bet-Mansour
Email:	rbetmansour@debevoise.com

Purchaser:

Address:	c/o American Tower International, Inc. 116 Huntington Avenue Boston, MA 02116 United States of America

For the attention of:	Ruth Dowling SVP General Counsel, LatAm & EMEA
Email:	ruth.dowling@americantower.com

Email: ruth.dowling@americantower.com

with a copy (which shall not constitute notice) to:

Address:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 United States of America

For the attention of:	Bruce A. Gutenplan
Email:	bgutenplan@paulweiss.com

Address:	Slaughter and May One Bunhill Row London, EC1Y 8YY

For the attention of:	Richard Smith
Email:	richard.smith@slaughterandmay.com

Guarantor:

Address:	American Tower International, Inc. 116 Huntington Avenue, Boston, MA 02116 United States of America

For the attention of:	Ruth Dowling SVP General Counsel, LatAm & EMEA
Email:	ruth.dowling@americantower.com

with a copy (which shall not constitute notice) to:

Address:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 United States of America

For the attention of:	Bruce A. Gutenplan
Email:	bgutenplan@paulweiss.com

Address:	Slaughter and May One Bunhill Row London, EC1Y 8YY

For the attention of:	Richard Smith
Email:	richard.smith@slaughterandmay.com

or such other address as may be notified in writing from time to time by the relevant Party to the other Parties.

25.4

In proving service of a notice or other communication, it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in this Clause (or as otherwise notified by that Party under this Agreement) and delivered either to that address or into the custody of an internationally recognized courier as a mail or airmail letter, or that the notice was transmitted by email to the email address of the relevant Party set out in this Clause (or as otherwise notified by that Party under this Agreement).

26.	Counterparts

This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original and all of which together shall constitute one and the same Agreement.

27.	Governing Law, Jurisdiction and Service of Process

27.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

27.2

Any and all claims or disputes arising under or relating to this Agreement or the transactions contemplated hereby shall be finally resolved by arbitration conducted under the International Chamber of Commerce (the “ICC”) Rules of Arbitration (the “Rules”) as in force at the date such arbitration is begun. The seat and place of any arbitration shall be London, United Kingdom and the English language shall be used throughout the arbitration proceedings. The number of arbitrators shall be three, one to be nominated by each of the Sellers’ Representative (on behalf of the Sellers) and the Purchaser, and the third, who shall serve as chairman, shall be nominated by the two party-nominated arbitrators within 15 Business Days following their appointment by the ICC. Should either the Sellers’ Representative or the Purchaser fail timely to nominate an arbitrator, such arbitrator shall also be appointed by the ICC. Any award shall be final and binding on the Parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction.

27.3

Without prejudice to Clause 27.2, the Parties agree that the English courts shall have jurisdiction (to which the Parties hereby irrevocably submit) to grant interim, injunctive and ancillary relief in support of any arbitral proceedings (whether or not actually commenced) under Clause 27.2.

27.4	Each Party waives any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any dispute.

27.5

The Purchaser and the Guarantor irrevocably authorize and appoint Trusec Limited of 2 Lambs Passage, London EC1Y 8BB as its agent in England for service of process. A copy will be delivered to the Purchaser and the Guarantor at the address or email address in Clause 25.3, provided that this requirement does not affect the validity of the appointment of the Purchaser’s and the Guarantor’s agent for service of process or the validity of service on that agent. The Sellers irrevocably authorise and appoint Eaton Towers Group plc of 6th Floor, 65 Gresham Street, London, EC2V 7NQ as its agent in England for service of process. A copy will be delivered to the Sellers at the address or email address in Clause 25.3, provided that this requirement does not affect the validity of the appointment of the Sellers’ agent for service of process or the validity of service on that agent.

[Remainder of this page left intentionally blank]

This Agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

Executed by	)	/s/ Karl Bekusch
CIPEF ETW (JERSEY) LIMITED	)
in the presence of:

/s/ Abby McLaughlin
Name: Abby McLaughlin

Address: 12, Castle Street St. Helier, Jersey

Occupation: Administrator

Executed by	)	/s/ Sateeta Jeewoolall
ADP I HOLDING 1)		Sateeta Jeewoolall
in the presence of:		Director

/s/ Priyamuada Seebaluck
Name: Priyamuada Seebaluck

Address: IFS Court, Bank Street,
TwentyEight, Cybercity Ebene 72201,
Mauritius

Occupation: For Sannt Mauritius, Secretary

Executed by	)	/s/ Trudi Clark
ADP II HOLDING 4 L.P.	)	Trudi Clark
in the presence of:

/s/ Eva Hamilton
Name: Eva Hamilton

Address: Cio Ground Floor, Cambridge
house, Le Truchot, St Peter Port, Guernsey,
GYI IWD

Occupation: Fund Administrator

[Signature Page to SPA]

Executed by	)	/s/ Craig Dreyer
Ethos Capital VI (GP) (Jersey) Ltd, on behalf	)
of:
ETHOS FUND VI (JERSEY), L.P.
in the presence of:

/s/ AN Chuphi
Name: AN Chuphi

Address: 35 Fricker Rd, Illovo, JHB

Occupation: Officer

[Signature Page to SPA]

Executed by	)	/s/ Craig Dreyer
Ethos Capital VI GP SA (Pty) Ltd on behalf	)
of:	)
THE ETHOS FUND VI EN-
COMMANDITE PARTNERSHIP SA
in the presence of:

/s/ AN Chuphi
Name: AN Chuphi

Address: 35 Fricker Rd, Illovo, JHB

Occupation: Officer

[Signature Page to SPA]

Executed by	)	/s/ Craig Dreyer
the trustees for the time being of ETHOS	)
FUND VI CO-INVESTMENT TRUST	)
in the presence of:

/s/ AN Chuphi
Name: AN Chuphi

Address: 35 Fricker Rd, Illovo, JHB

Occupation: Officer

[Signature Page to SPA]

Executed by	)	/s/ Anthony Donofrio
Hamilton Lane Co-Investment	)	Anthony Donofrio, Authorized
GP III LLC, the General Partner of	Person
HAMILTON LANE CO-INVESTMENT	)
FUND III HOLDINGS-2, LP	)
in the presence of:	)

/s/ Megan C. Keating
Name: Megan C. Keating

Address: 1 Presidential Boulevard, 4th Floor
Bala Cynwyd, PA 19004

Occupation: Legal Assistant

Executed by	)	/s/ Ian C. Lane
HARBOURVEST PARTNERS 2013)
DIRECT FUND L.P.	)
by: HarbourVest 2013 Direct Associates L.P.
Its General Partner
by: HarbourVest 2013 Direct Associates LLC
Its General Partner
by: HarbourVest Partners, LLC
Its Managing Member

Name: Ian C. Lane
Title: Managing Director
in the presence of:

/s/ Tikeren Quinn
Name: Tikeren Quinn

Address: 1 Financial Center, Boston, MA
02111

Occupation: Portfolio Associate

[Signature Page to SPA]

Executed by	)	/s/ Ian C. Lane
HARBOURVEST GLOBAL ANNUAL	)
PRIVATE EQUITY FUND L.P.	)
by: HarbourVest Global Associates L.P. Its General Partner
by: HarbourVest Global Associates LLC
Its General Partner
by: HarbourVest Partners, LLC
Its Managing Member

Name: Ian C. Lane
Title: Managing Director
in the presence of:

/s/ Tikeren Quinn
Name: Tikeren Quinn

Address: 1 Financial Center, Boston, MA
02111

Occupation: Portfolio Associate

Executed by	)	/s/ Ian C. Lane
HIPEP VII PARTNERSHIP FUND L.P.
by: HIPEP VII Associates L.P.	)
Its General Partner
by: HIPEP VII Associates LLC
Its General Partner
by: HarbourVest Partners, LLC
Its Managing Member

Name: Ian C. Lane
Title: Managing Director
in the presence of:

/s/ Tikeren Quinn
Name: Tikeren Quinn

Address: 1 Financial Center, Boston, MA
02111

Occupation: Portfolio Associate

[Signature Page to SPA]

Executed by	)	/s/ Ian C. Lane
HIPEP VII (AIF) PARTNERSHIP FUND	)
L.P.	)
by: HarbourVest Partners (Ireland) Limited
Its Alternative Investment Fund Manager
by: HarbourVest Partners L.P.
Its Duly Appointed Investment Manager
by: HarbourVest Partners, LLC
Its General Partner

Name: Ian C. Lane
Title: Managing Director
in the presence of:

/s/ Tikeren Quinn
Name: Tikeren Quinn

Address: 1 Financial Center, Boston, MA
02111

Occupation: Portfolio Associate

Executed by	)	/s/ Ian C. Lane
HIPEP VII EMERGING MARKETS	)
FUND L.P.	)
by: HIPEP VII Associates L.P.
Its General Partner
by: HIPEP VII Associates LLC
Its General Partner
by: HarbourVest Partners, LLC
Its Managing Member

Name: Ian C. Lane
Title: Managing Director
in the presence of:

/s/ Tikeren Quinn
Name: Tikeren Quinn

Address: 1 Financial Center, Boston, MA
02111

Occupation: Portfolio Associate

[Signature Page to SPA]

Executed by	)	/s/ Ian C. Lane
SUNVEST LLC	)
by: HarbourVest 2013 Direct Associates L.P.
Its General Partner
by: HarbourVest 2013 Direct Associates LLC
Its General Partner
by: HarbourVest Partners, LLC
Its Managing Member

Name: Ian C. Lane
Title: Managing Director
in the presence of:

/s/ Tikeren Quinn
Name: Tikeren Quinn

Address: 1 Financial Center, Boston, MA
02111

Occupation: Portfolio Associate

Executed by	)	/s/ Pallavi Raje
STANDARD CHARTERED	)
PRIVATE EQUITY (MAURITIUS) III	)	Pallavi Raje
LIMITED
in the presence of:

/s/ Mindy Yap
Name: Mindy Yap

Address: 6 Battery Road, #29-04, Singapore
049909

Occupation: Banker

[Signature Page to SPA]

Executed by	)	/s/ Karl Bekusch
CIPEF ETW (JERSEY) LIMITED, as	)
Sellers’ Representative
in the presence of:

/s/ Abby McLaughlin
Name: Abby McLaughlin

Address: 12, Castle Street St Helier, Jersey

Occupation: Administrator

[Signature Page to SPA]

Executed by AMERICAN TOWER	)	/s/ Ruth Dowling
INTERNATIONAL, INC.		Ruth Dowling
in the presence of:

/s/ Cristal Rivera
Name: Cristal Rivera

Address: 116 Huntington Avenue Boston
MA 02116

Occupation: Paralegal

Executed by ATC HESTON B.V.	)	/s/ Ruth Dowling
in the presence of:		Ruth Dowling

/s/ Cristal Rivera
Name: Cristal Rivera

Address: 116 Huntington Avenue Boston
MA 02116

Occupation: Paralegal

[Signature Page to SPA]

Schedule 4

Sellers’ Warranties

1.	Incorporation, Capacity and Authority

1.1	Incorporation and capacity of Sellers

Each Seller is validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to enter into and perform, and has taken all necessary corporate or other equivalent action to authorise the execution and performance of, its obligations under each of the Transaction Documents to which it is or will be a party.

1.2	Valid obligations

This Agreement and each of the other Transaction Documents to which each Seller is or will be a party constitute (or will, when executed, constitute) the legal, valid and binding obligations of such Seller, in accordance with its terms.

1.3	Filings and consents

Other than as contemplated by this Agreement:

(a)	no notices, reports or filings are required to be made by any Seller with any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(b)

no consents, approvals, registrations, authorisations or permits are required to be obtained by any Seller from any Governmental Authority in connection with the execution and performance by it of this Agreement.

1.4	No conflict

The execution and delivery by each Seller of this Agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of it under this Agreement (including the sale by such Seller to the Purchaser of its Shares) and the other Transaction Documents do not and will not:

(a)	conflict with or constitute a default under (or entitle any party to declare a breach or default or exercise any other remedy under) any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitutional documents; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound; nor

(b)	result in the creation or imposition of an Encumbrance on any of its Shares.

1.5	Solvency

(a)	No order has been made and no resolution has been passed for the winding-up of such Seller and no petition has been presented for that purpose.

(b)	No administration order has been made and no petition has been presented for such an order in respect of such Seller.

(c)	Such Seller is neither insolvent (within the meaning of the Insolvency Act 1986) nor unable to pay its debts and it has not stopped paying its debts as they fall due.

(d)

No business rescue practitioner, liquidator (provisional or otherwise) or receiver has been appointed (nor any resolution passed, meeting convened or petition presented for any such appointment) in respect of the whole or any part of the assets or undertaking of such Seller and, so far as such Seller is aware, no person has threatened any such action.

(e)	No voluntary arrangement, compromise, moratorium or similar arrangement with creditors has been proposed, agreed, sanctioned or, so far as such Seller is aware, threatened in respect of such Seller.

2.	Ownership of Shares

(a)

There is no Encumbrance on, over or affecting any of the Sellers’ Shares or any agreement or commitment to give or create any Encumbrance and no person has made any claim to that effect. Such Shares are fully paid up, non-assessable and were validly issued.

(b)

Each Seller is entitled to transfer or procure the transfer of the full legal and beneficial ownership in its Sellers’ Shares to the Purchaser on the terms and subject to the conditions set out in this Agreement.

(c)

With respect to each Seller, no person has the right (whether exercisable now or in the future and whether contingent or not) to call on such Seller for the allotment, conversion, issue, registration, sale or transfer or repayment of any shares or any other securities of the Company under any option, agreement or other arrangement (including conversion rights or rights of pre-emption).

(d)	With respect to each Seller, such Seller has the right to exercise all voting and other rights over its Shares.

(e)	The Shares have not been and are not listed or traded on any stock exchange or regulated market.

3.	The Company and the Group Companies

(a)	The particulars of each Group Company set out in Schedule 1 are true and correct, save for any changes made pursuant to and in accordance with this Agreement.

(b)	The copies of the articles of association of the Company provided in the Data Room are up to date, true and correct.

(c)	The Company is duly organized and validly existing under the laws of Jersey and the share register of the Company is not kept or maintained in the United Kingdom.

(d)	The Company is and always has been resident for Tax purposes solely in Jersey and does not have a permanent establishment in any other jurisdiction.

(e)	The Company has the corporate power and authority to carry on its business as conducted on the date of this Agreement.

(f)

No order has been made and no resolution has been passed for the winding-up of any Group Company (except Eaton Towers South Africa (M) Limited, Eaton Towers (Lilongwe) Limited and Goodison One Hundred Twenty Limited) and no petition has been presented or meeting convened for that purpose.

(g)	No administration order has been made and no petition has been presented for such an order in respect of any Group Company.

(h)

The Company is not and, so far as such Seller is aware, no other Group Company is, insolvent (within in the meaning of the Insolvency Act 1986) or unable to pay its debts and no Group Company has stopped paying its debts as they fall due (except in each case for Eaton Towers South Africa (M) Limited, Eaton Towers (Lilongwe) Limited and Goodison One Hundred Twenty Limited).

(i)

No business rescue practitioner, liquidator (provisional or otherwise) or receiver has been appointed (nor any resolution passed, meeting convened or petition presented for any such appointment) in respect of the whole or any part of the assets or undertaking of any Group Company and no person has, so far as each Seller is aware, threatened any such action.

(j)

No voluntary arrangement, compromise, moratorium or similar arrangement with creditors has been proposed, agreed, sanctioned or, so far as such Seller is aware, threatened in respect of any Group Company.

(k)

The Sellers’ Shares and the Other Shares constitute the whole of the issued and allotted share capital of the Company and other than in respect of the Sellers’ Shares and the Other Shares, there will be no authorized or outstanding options, securities, warrants, financial instruments, agreements or commitments of any nature whatsoever pursuant to which the Company is required to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of the share capital, or any securities convertible into, exchangeable for or otherwise giving access to the share capital or voting rights of the Company.

(l)

Except as indicated in Schedule 1, the Company has not issued or authorised the issuance of, or entered into any agreement or arrangement that grants any person any right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of, any shares or any other securities of the Company under any option, agreement or other arrangement (including conversion rights or rights of pre-emption).

(m)

The Company was formed solely for the purpose of investing in its direct Subsidiary and managing other Group Companies and has not engaged in any business activities or conducted any operations other than in connection with (i) the issuance of Shares and its ownership of its direct subsidiaries, and (ii) the transaction contemplated by this Agreement, and does not have any liabilities whatsoever, other than as Disclosed in the Locked Box Accounts or expenses incurred in relation to the maintenance of its formation and continued existence in the ordinary course or the transactions contemplated by this Agreement and other Transaction Documents.

(n)

There are no agreements to which a Group Company is party with such Seller or any member, manager, officer, director, employee or Affiliate of such Seller (other than any Group Company), including those pursuant to which (i) any such person has borrowed money, or (ii) any such person has any interest in any property, asset or right used by any Group Company, except for the Affiliate Agreements and Existing Facilities.

Schedule 5

Limitations on Liability

1.	Limitations on quantum

1.1	The maximum aggregate liability of each Seller for:

(a)	any Relevant Claim for breach of a Sellers’ Warranty shall be limited to an amount equal to such Seller’s Relevant Proportion of the Relevant Claim Escrow Amount;

(b)

any Relevant Claim for breach of the Sellers’ obligations under Clause 7, Clause 9.8(d), Clause 9.9 or Clause 9.10 shall be limited to an amount equal to such Seller’s Pro Rata Percentage of the Consideration;

(c)	any Relevant Claim for Leakage shall be limited as set forth in Clause 4.4;

(d)

any Relevant Claim under Clause 9.8(a) or 9.8(b) shall be limited to an amount equal to such Seller’s Relevant Proportion of the Relevant Claim Escrow Amount plus such Seller’s Relevant Proportion of US$5 million; and

(e)

any Relevant Claim under Clause 9.8(c) shall be limited to an amount equal to such Seller’s Relevant Proportion of the total aggregate payments that the participants in the MIPs are entitled to receive under the MIPs (including pursuant to the MIP Cash Plan) in connection with the transactions contemplated by this Agreement and the Transaction Documents and the settlement and termination of the MIPs.

provided that, for the avoidance of doubt, in no circumstances shall the maximum aggregate liability of a Seller in respect of all Relevant Claims exceed such Seller’s Pro Rata Percentage of the Consideration.

1.2

Each Seller shall only be liable for its Relevant Proportion of a Relevant Claim (subject always to the maximum limit on liability of that Seller set out in paragraph 1.1 of this Schedule 5 and, for the avoidance of doubt, claims for Leakage which shall be governed by Clause 4) and no Seller shall be liable for the Relevant Proportion of any other Seller pursuant to any Relevant Claim.

1.3

With respect to any Relevant Claim for breach of a Sellers’ Warranty, the Purchaser’s sole recourse against the Sellers in respect of such Relevant Claim shall be against the funds held in the Relevant Claim Escrow Account from time to time, in each case pursuant to this Agreement and the Escrow Agreement (subject always to the maximum limit on liability of each Seller set out in paragraph 1.1 of this Schedule 5).

1.4

With respect to any Relevant Claim (including any claim for Leakage under Clause 4), the Purchaser’s initial recourse against the Sellers in respect of such claim shall first be against the funds held in the Relevant Claim Escrow Account from time to time, in each case pursuant to this Agreement and the Escrow Agreement, until such time that the amount held to the credit of the Relevant Claim Escrow Account is zero at which point the Purchaser shall have recourse for all Relevant Claims other than for a breach of a Sellers’ Warranty directly against the Sellers (subject to the other provisions of this Schedule 5 and, for the avoidance of doubt, subject always to the maximum limit on liability of each Seller in respect of such claims set out in paragraph 1.1 of this Schedule 5 and, for the avoidance of doubt, claims for Leakage which shall be governed by Clause 4).

1.5

With respect to any Relevant Claim for breach of the Sellers’ obligations under Clause 7, if the amount held to the credit of the Relevant Claim Escrow Account is zero, no Seller shall be liable in respect of such Relevant Claim unless and until the aggregate amount that would be recoverable from the Sellers in respect of such Relevant Claim under Clause 7, when aggregated with any other amount or amounts recoverable in respect of other such Relevant Claims under Clause 7, exceeds US$3 million.

2.	Time limits for bringing Relevant Claims

2.1

If the Purchaser becomes aware of a matter or circumstance which could reasonably be expected to give rise to a Relevant Claim (other than a claim for Leakage, which shall be governed by Clause 4), the Purchaser shall give written notice to the Sellers’ Representative specifying that matter or circumstance in reasonable detail (including, where possible to do so, the Purchaser’s estimate, on a without prejudice basis, of the amount of such Relevant Claim) as soon as reasonably practicable and in any event within 30 days after it becomes aware of that matter or circumstance; provided that any failure to provide such notice shall not avoid or prejudice the ability of the Purchaser to bring a Relevant Claim.

2.2

The Sellers shall not be liable for a Relevant Claim (other than a claim for Leakage, which shall be governed by Clause 4) unless the Purchaser has notified the Sellers’ Representative of the Relevant Claim stating in reasonable detail the nature of the Relevant Claim and, so far as reasonably practicable, an estimate of the amount claimed, on or before the Cut-Off Date; provided that with respect to any Relevant Claim under Clause 9.8, the “Cut-Off Date” with respect thereto shall be deemed to be the second anniversary of the Completion Date (for the avoidance of doubt, this proviso shall not affect the meaning of “Cut-Off Date” for purposes of paragraph 21 of this Schedule 5) and the Purchaser must notify the Sellers’ Representative of such Relevant Claim stating in reasonable detail the nature of such Relevant Claim and, so far as reasonably practicable, an estimate of the amount claimed, on or before such date.

3.	Notice of Relevant Claims

Subject to paragraph 8 below, a Relevant Claim notified in accordance with paragraph 2 above shall be unenforceable against the Sellers on the expiry of six months starting on the day of notification of the Relevant Claim unless proceedings in respect of the Relevant Claim have been properly issued and validly served on the relevant Seller or Sellers within that period.

4.	No duplication of recovery

4.1

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnification more than once in respect of any one Loss, regardless of whether more than one Relevant Claim arises in respect of it, and for this purpose recovery by the Purchaser or any Group Company shall be deemed to be a recovery by each of them.

4.2

In the event that the Purchaser is entitled to claim under the Warranty Deed or under this Agreement in respect of the same Loss, the Purchaser may claim under either or both but payments under the Warranty Deed shall pro tanto satisfy and discharge any claim which is capable of being made under the Sellers’ Warranties in respect of the same liability and vice versa.

4.3

In assessing any damages or other amounts recoverable for a Relevant Claim there shall be taken into account any corresponding savings by, or net benefit to, the Purchaser or any Group Company in accordance with English common law principles applicable to the assessment of damages, in each case without duplication of any savings or net benefit and except to the extent excluded hereunder.

5.	Prior recovery

Without prejudice to the Purchaser’s duty to mitigate any Loss, Losses incurred by the Purchaser or any Group Company (as the case may be) in respect of a Relevant Claim shall account for and be reduced and/or extinguished by amounts actually recovered (net of corresponding reasonably incurred expenses and other costs such as Taxes (including Taxes that would have been payable but for the use of a Relief)) by the Purchaser or the relevant Group Company in respect of such Relevant Claim (whether by payment, discount, credit, relief or otherwise) from a third party, including under any insurance policy maintained by the Purchaser or any Group Company, but shall expressly exclude any amount recovered by the Purchaser, the Company or any member of the Group under the W&I Insurance Policy unless such recoupment results in the Purchaser, the Company or relevant member of the Group recovering damages or obtaining payment, reimbursement, restitution or indemnification more than once in respect of any one Loss.

6.	Subsequent recovery

Following payment in full by a Seller of any Relevant Claim (including by way of disbursement of funds from the Relevant Claims Escrow Account), if the Purchaser or any of the Group Companies (as the case may be) subsequently recovers from a third party (including any insurer or any Tax Authority) a sum which is referable to that Relevant Claim, then after the deduction of the Purchaser and the Group Companies’ costs in obtaining such recovery and any Tax payable on such recovery (or such Tax that would have been payable but for the use of a Relief), the balance (up to the amount actually received from that Seller) shall be repaid by the Purchaser to the relevant Seller (subject to any deduction or withholding for or on account of Tax required by applicable law) within 10 Business Days of the Purchaser receiving the balance from such third party. Notwithstanding anything to the contrary in this paragraph 6 or otherwise herein, the Purchaser shall not be required to account for or pay to the Warrantors any amount recovered under the W&I Insurance Policy unless such recoupment results in the Purchaser, the Company or relevant member of the Group recovering damages or obtaining payment, reimbursement, restitution or indemnification more than once in respect of any one Loss, in which case the Purchaser shall be required to account for or pay to the Warrantors the amount of any such double recovery, in each case net of costs of recovery.

7.	Relevance of limitations in circumstances of fraud, etc.

Nothing in this Schedule 5 shall have the effect of limiting or restricting any liability of any Seller in respect of a Relevant Claim arising as a result of any (a) fraud or fraudulent misrepresentation, or (b) wilful concealment by such Seller.

8.	Contingent liability

The Sellers shall not be liable for a Relevant Claim (other than in respect of Leakage) in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable. However, this paragraph shall not operate to avoid a Relevant Claim made in respect of a contingent liability in accordance with paragraph 2 above and the time limit in paragraph 3 above shall be extended to 6 months from the date on which such liability ceases to be contingent.

9.	Purchaser’s knowledge

Except as otherwise expressly provided in this Schedule 5, the Sellers shall have no liability in respect of a claim for a breach of the Sellers’ Warranties to the extent that the matters or circumstances giving rise to such claim have been specifically Disclosed in (i) the Disclosure Letter or (ii) otherwise in writing prior to the execution and delivery of this Agreement provided that such writing expressly provides that it constitutes a disclosure pursuant to this Agreement.

10.	Provision made in Locked Box Accounts

The Sellers shall have no liability in respect of any claim for a Loss (other than in respect of Leakage, the indemnity under Clause 9.8 or a Relevant Claim for a breach of Clause 7.1) if and to the extent that any specific allowance, provision or reserve was accurately and specifically made in the Locked Box Accounts in respect of the matter or circumstances giving rise to such Loss.

11.	Change in law

The Sellers shall not be liable in respect of any Relevant Claim to the extent that it would not have arisen but for or its value is increased as a result of: (a) a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this Agreement or (b) an increase in the Tax rates or an imposition of or a change in Tax, in each case not actually in force at the date of this Agreement unless, and in each case, that change, coming into force, increase or imposition should reasonably have been anticipated as a result of an announcement made, draft legislation published, or a tribunal or court judgment handed down, related to the same prior to the date of this Agreement.

12.	Voluntary acts

The Sellers shall not be liable in respect of any Relevant Claim to the extent that the matter or circumstance giving rise to such Relevant Claim would not have arisen but for or its value is increased as a result of:

(a)

any voluntary act, omission, transaction or arrangement of the Purchaser, or of any Group Company (or their respective directors, employees or agents) on or after Completion except where such act, transaction, omission or arrangement was:

(i)	carried out or effected pursuant to a legally binding obligation entered into on or before the date of this Agreement; or

(ii)	in the ordinary course of business of any Group Company as carried on at Completion; or

(iii)	to comply with any applicable law or regulation in force on or before the date of this Agreement; or

(b)	any requirement or obligation contained in this Agreement or any other Transaction Document; or

(c)	an act or omission after the date of this Agreement at the written request or with the written consent of the Purchaser; or

(d)	a cessation, or any change in the nature or conduct, of any trade carried on by the Group at Completion, being a cessation or change occurring on or after Completion; or

(e)

any failure or omission by any Group Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Tax after Completion where the necessity of such making, giving or doing was specified in the Locked Box Accounts or the notes thereto; or

(f)

any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company or any Group Company introduced or having effect after Completion (other than to the extent necessary to comply with the law or IFRS applying and in force on or prior to Completion).

13.	Bringing of Relevant Claims

The Purchaser undertakes to and covenants with the Sellers that:

(a)	it shall not make a Relevant Claim against any of the Sellers unless it seeks to enforce such Relevant Claim against all Sellers who are in breach of the applicable section of this Agreement;

(b)	if it makes a Relevant Claim and subsequently withdraws or is deemed to withdraw such Relevant Claim, it shall withdraw or be deemed to withdraw such Relevant Claim against all Sellers; and

(c)

if it settles a Relevant Claim against all Sellers who are in breach of a relevant section of this Agreement, it shall settle such Relevant Claim on substantially the same terms with each applicable Seller who is subject to such Relevant Claim (unless otherwise agreed in writing by the relevant Sellers).

14.	Third Party Claims

14.1

The provisions of this paragraph 14 shall apply in the event that any third party brings or makes (or threatens to bring or make) any claim, demand, action or proceedings against any of the Purchaser, the Company or any Group Company which the Purchaser reasonably considers likely to give rise to a Relevant Claim (a “Third Party Claim”).

14.2	In the event of a Third Party Claim, the Purchaser shall:

(a)

as soon as reasonably practicable, and in any event within 15 Business Days of the date upon which the Purchaser becomes aware of the Third Party Claim give written notice of the Third Party Claim to the Sellers’

Representative, specifying in reasonable detail the nature of the Third Party Claim, provided that any failure to provide such notice shall not avoid or prejudice the ability of the Purchaser to bring a Relevant Claim;

(b)

keep the Sellers’ Representative reasonably informed of the progress of, and all material developments in relation to, and reasonably consult with the Sellers’ Representative with respect to, the Third Party Claim;

(c)	provide the Sellers’ Representative with copies of all material information and correspondence relating to the Third Party Claim;

(d)

give (and cause each member of the Group to give) the Sellers’ Representative and its professional advisers access at reasonable times (and on reasonable prior notice) to its premises and personnel, and to any relevant assets, accounts, documents or records within its control for the purposes of enabling the Sellers’ Representative to assess the Third Party Claim, in each case as reasonably requested by the Sellers’ Representative and subject to customary confidentiality restrictions mutually acceptable to the Purchaser and the Sellers’ Representative;

(e)

if requested in writing by the Sellers’ Representative and at the sole cost and expense of the Sellers as indemnifiable Losses hereunder, the Purchaser shall, and shall ensure that each of the Purchaser’s Affiliates and each Group Company will take any reasonable action and/or institute any reasonable proceedings, and give any information and assistance, as the Sellers’ Representative may reasonably request to avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the Third Party Claim; and

(f)

the Purchaser shall not, and shall ensure that no Group Company shall admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, delayed or conditioned).

14.3

Nothing in this paragraph 14 shall require the provision by a Party or any other person of any information to the extent such provision would contravene any applicable law or regulation. If any information is provided by any person (the “Provider”) to any other person (the “Recipient”) pursuant to this paragraph 14:

(a)	that information shall only be used by the Recipient in connection with the Third Party Claim and Clause 11 of this Agreement shall in all other respects apply to that information; and

(b)	to the extent that information is privileged:

(i)	no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)	if a third party requests disclosure by the Recipient in relation to that information, the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

15.	No set-off

The Purchaser shall not have any right of set-off (howsoever arising) in respect of any Relevant Claim and all sums payable by the Purchaser to the Sellers under this Agreement shall be paid in full without set-off, counterclaim or other deduction in respect of any Relevant Claim unless required by law.

16.	Duty to mitigate

16.1

The Purchaser shall use, and shall after Completion procure that each Group Company uses, all reasonable endeavours to mitigate any Loss which is or would reasonably be expected to be the subject of a Relevant Claim. Subject only to paragraph 16.2 of this Schedule 5, nothing in this Agreement shall prejudice any duty under common law or otherwise to mitigate any Loss which is or would reasonably be expected to be the subject of a Relevant Claim.

16.2	Any Group Company, the Company or the Purchaser shall not be required to use any Relief, to the extent that that Relief:

(a)	is shown as an asset of a Group Company in the Locked Box Accounts;

(b)	arises as a consequence of or by reference to anything occurring (or deemed to occur) after the Locked Box Date; or

(c)	is a Relief of the Purchaser or a member of any group of which it is a part for Tax purposes (other than a Group Company).

17.	Insurance

Without prejudice to the Purchaser’s duty to mitigate any Loss in respect of any Relevant Claim, if in respect of any matter which would otherwise give rise to a Relevant Claim the Purchaser or any Group Company is entitled to recover under any policy of insurance, the amount of insurance monies which the Purchaser or such Group Company actually recovers under such policy of insurance shall reduce pro tanto or extinguish the Loss for that Relevant Claim, in each case net of costs of recovery. Notwithstanding anything to the contrary in this paragraph 17 or otherwise herein, any recovery by the Purchaser, the Company or any Group Company under the W&I Insurance Policy shall not reduce pro tanto or otherwise extinguish any Loss or Relevant Claim hereunder (including any matter which would otherwise give rise to a Loss or Relevant Claim hereunder) unless such recoupment results in the Purchaser, the Company or relevant member of the Group recovering damages or obtaining payment, reimbursement, restitution or indemnification more than once in respect of any one Loss, in which case the amount so recouped twice shall reduce pro tanto or otherwise extinguish the applicable Loss or Relevant Claim hereunder (including any matter which would otherwise give rise to such applicable Loss or Relevant Claim hereunder), in each case net of costs of recovery.

18.	Remedy of breaches

If the matter or circumstance giving rise to a Relevant Claim is capable of remedy, the Sellers shall have no liability in respect of that Relevant Claim unless the relevant matter or circumstance is not remedied, to the reasonable satisfaction of the Purchaser and at no cost to the Purchaser or any Group Company, within 30 days after the date on which the Sellers are given written notice as contemplated by this Schedule 5 in relation to that matter or circumstance. The Purchaser shall in that 30 day period provide, and shall procure that each Group Company shall provide, at the Sellers’ sole cost and expense, all reasonable assistance to the Sellers to remedy the relevant matter or circumstance.

19.	Provision of information

Upon any Relevant Claim being made, the Purchaser shall, and shall procure, where relevant, that each Group Company shall use all reasonable endeavours to make available to the Sellers and their advisers and agents such information and assistance at such times (including access to personnel, properties, management, records, papers, documents and data) as the Sellers may reasonably request for the purposes of any submission or filing to a Tax Authority for a Tax repayment or offset as a result of any payments made by any of the Sellers as a result of a Relevant Claim.

20.	Payment of damages

Any payment made by the Sellers in respect of a Relevant Claim shall, to the maximum extent possible, be deemed to be a reduction in the Consideration.

21.	Relevant Claim Escrow Account

21.1

No portion of the Relevant Claim Escrow Amount shall be released unless due in accordance with the provisions of this clause and the Escrow Agreement. When any portion of the Relevant Claim Escrow Amount is payable to the Purchaser pursuant to a Relevant Claim, each of the Purchaser and the Sellers’ Representative shall procure that as soon as reasonably practicable (and in any event within five (5) Business Days) a joint written instruction shall be given to the Escrow Agent (signed on behalf of the Purchaser and the Sellers’ Representative in the form set out in the Escrow Agreement) to pay such portion of the Relevant Claim Escrow Amount to the Purchaser.

21.2	In the event of any dispute on or prior to the Cut-Off Date as to whether the Relevant Claim Escrow Amount (or any proportion of the Relevant Claim Escrow Amount) is payable, the Relevant Claim Escrow Amount (or the applicable proportion of the Relevant Claim Escrow Amount) shall not be paid until either (i) such dispute is resolved by written agreement between the Purchaser and the Sellers’ Representative or (ii) the Purchaser or the Sellers’ Representative, as applicable, procures a final, non-appealable arbitral order or judgment of a court of competent jurisdiction directing delivery of the Relevant Claim Escrow Amount (or any proportion of the Relevant Claim Escrow Amount) to the Sellers or the Purchaser, as applicable.

21.3

Promptly following the Cut-Off Date (and in any event within five (5) Business Days thereafter) each of the Purchaser and the Sellers’ Representative shall procure that a joint written instruction shall be given to the Escrow Agent (signed on behalf of the Purchaser and the Sellers’ Representative in the form set out in the Escrow Agreement) to pay the remaining portion of the Relevant Claim Escrow Amount to the account designated by the Sellers’ Representative for the benefit of the Sellers and the Other Shareholders based on their Pro Rata Percentages, except for such amounts with respect to which the Purchaser shall have made a Relevant Claim prior to the Cut-Off Date or any amounts in dispute pursuant to paragraph 21.2 of this Schedule 5. As soon as reasonably practicable (and in any event within five (5) Business Days) after (i) such Relevant Claim or dispute is resolved by written agreement between the Purchaser and the Sellers’ Representative or (ii) the Purchaser or the Sellers’ Representative, as applicable, procures a final, non-appealable arbitral order or judgment of a court of competent jurisdiction directing delivery of the Relevant Claim Escrow Amount (or any proportion of the Relevant Claim Escrow Amount) to the Sellers or the Purchaser, a joint written instruction shall be given to the Escrow Agent (signed on behalf of the Purchaser and the Sellers’ Representative in the form set out in the Escrow Agreement) to pay the relevant portion of the Relevant Claim Escrow Amount to the Purchaser, on the one hand, and the Sellers’ Representative (for the benefit of the Sellers and the Other Shareholders based on their Pro Rata Percentages), on the other hand, as applicable in each case.

21.4

If the Purchaser or the Sellers’ Representative (on behalf of the Sellers) fails to give a written instruction in breach of this paragraph 21 of this Schedule 5, the Purchaser (in the case of a breach by the Purchaser), or the Sellers (in the case of a breach by the Sellers’ Representative and in their respective Relevant Proportion), shall:

(a)	indemnify the other Party against all Losses incurred by it as a result of such breach and in taking any action or proceedings to enforce its rights to receive payment of the amount that is due; and

(b)	to the extent the Escrow Agent becomes involved in any such action or proceedings, be responsible for and shall pay any costs or fees properly incurred by the Escrow Agent as a result.